UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Stratos International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Stratos International, Inc. (“common stock”) and Series B preferred stock, par value $0.01 per share (“Series B preferred stock”)

(2)	Aggregate number of securities to which transaction applies:

	•	14,500,494 shares of common stock (including 829,341 restricted shares which will vest immediately prior to the merger effective time) outstanding as of May 25, 2007;

	•	184,629 shares of common stock underlying options outstanding as of May 25, 2007 to purchase shares of common stock at a per share exercise price less than $8.00; and

	•	9,820 shares of Series B preferred stock outstanding as of May 25, 2007.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying $0.0000307 by the sum of:

•
$116,003,952, which is equal to the product of (i) 14,500,494 shares of common stock (including restricted shares) outstanding as of May 25, 2007 and (ii) the merger consideration of $8.00 per share in cash; plus

	•	$772,492 expected to be paid to holders of 184,629 options outstanding as of May 25, 2007 based on the difference between $8.00 and the per share exercise price of such options; plus

	•	$982,000, which is equal to the product of (i) 9,820 shares of Series B preferred stock outstanding as of May 25, 2007 and (ii) the expected merger consideration of $100.00 per share in cash.

(4)		Proposed maximum aggregate value of transaction:

$117,758,444

(5)		Total fee paid:

$3,615.18

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy
STRATOS INTERNATIONAL, INC.
7444 West Wilson Avenue
Chicago, Illinois 60706
[     ], 2007
Dear Stockholder:
     You are cordially invited to attend a special meeting of stockholders of Stratos International, Inc. to be held on [ ], 2007, beginning at 10:00 a.m., local time. The special meeting will take place at our corporate offices located at 7444 West Wilson Avenue, Chicago, Illinois.
     At the special meeting, we will ask you to approve and adopt the Agreement and Plan of Merger, dated as of May 14, 2007, among Stratos International, Inc., Emerson Network Power Connectivity Solutions, Inc. and its direct wholly-owned subsidiary Emersub C, Inc.
     If the merger is completed, Stratos will become a wholly-owned subsidiary of Emerson, and you will be entitled to receive:
•	$8.00 in cash in exchange for each share of Stratos common stock you own; and

•	if you own Stratos Series B preferred stock, an amount in cash for each share equal to the liquidation value of the Series B preferred stock, plus any accrued and unpaid dividends with respect to such share, each as determined pursuant to the terms and conditions of the certificate of incorporation of Stratos.
     In each case, the merger consideration will be paid without interest and less any applicable withholding taxes. Under certain circumstances described in the merger agreement, Stratos may be required to declare and pay a cash dividend to its common stockholders, in which case the per share merger consideration payable to common stockholders would be reduced by the per share amount of such cash dividend.
     Our board of directors has unanimously approved and adopted the merger agreement and has determined the merger agreement and the transactions contemplated by the merger agreement to be advisable and fair and in the best interests of Stratos and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.
     The affirmative vote of holders of a majority of the outstanding shares of the company’s common stock and Series B preferred, voting together as a single class, that are entitled to vote at the special meeting is required to approve and adopt the merger agreement. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Stratos from us or from documents we have filed with the Securities and Exchange Commission.
     Your vote is very important regardless of the number of shares of stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval and adoption of the merger agreement.
     Thank you for your cooperation and continued support.
Very truly yours,

Phillip A. Harris
President and Chief Executive Officer
     This proxy statement is dated [      ], 2007 and is first being mailed to our stockholders on or about [      ], 2007.

STRATOS INTERNATIONAL, INC.
7444 West Wilson Avenue
Chicago, Illinois 60706
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [   ], 2007
To the Stockholders of Stratos International, Inc.:
     A special meeting of stockholders of Stratos International, Inc., a Delaware corporation, will be held on [ ], 2007, beginning at 10:00 a.m. local time, at the company’s corporate headquarters located at 7444 West Wilson Avenue, Chicago, Illinois. The special meeting is being held for the purpose of acting on the following matters:
1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 14, 2007, among Stratos International, Inc., Emerson Network Power Connectivity Solutions, Inc. and Emerson’s direct wholly-owned subsidiary, Emersub C, Inc., which we refer to as the merger agreement.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     You are cordially invited to attend the meeting in person.
     Our board of directors has unanimously approved and adopted the merger agreement and has determined the merger agreement and the transactions contemplated by the merger agreement to be advisable and fair and in the best interests of Stratos and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.
     All holders of record of shares of our common stock and Series B preferred stock, as of the record date, which was the close of business on [ ], 2007, are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
     The affirmative vote of holders of a majority of the outstanding shares of the company’s common stock and Series B preferred stock, voting together as a single class, that are entitled to vote at the special meeting is required to approve and adopt the merger agreement. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card. If you fail to vote in person or by proxy, the effect will be that the shares of common stock or Series B preferred stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the proposal to approve and adopt the merger agreement.
     Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously authorized proxy, by filing a written revocation of your proxy with our corporate secretary at our address set forth above or by your voting in person at the special meeting in accordance with the instructions included with the enclosed proxy card.
     The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Annex A. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call collect to (212) 929-5500.
By Order of the Board of Directors,

Phillip A. Harris
President and Chief Executive Officer
Chicago, Illinois

[            ], 2007

PROPOSED MERGER— YOUR VOTE IS VERY IMPORTANT
EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY EITHER MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE OR SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS INCLUDED WITH THE ENCLOSED PROXY CARD.
PLEASE DO NOT SEND YOUR STRATOS COMMON STOCK OR SERIES B PREFERRED STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

Page
Hart-Scott-Rodino Review	29
German Federal Cartel Office Review	29
Other	29

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	29

U.S. Holders	31
Non-U.S. Holders	32

THE MERGER AGREEMENT	34

General	34
Closing and Effective Time of the Merger	34
Merger Consideration; Treatment of Stratos Stock Options	34
Exchange Procedures	35
Representations and Warranties	36
Principal Covenants	38
No Solicitation	40
Boards of Directors’ Covenant to Recommend	42
Fees and Expenses	42
Reasonable Best Efforts	42
Directors’ and Officers’ Indemnification	42
Delisting of Stratos Common Stock	42
Treatment of Non-Business Assets	43
Other Covenants and Agreements	43
What is Needed to Complete the Merger?	43
Termination of the Merger Agreement	45
Amendments	46

APPRAISAL RIGHTS	46

MARKET PRICE INFORMATION FOR OUR COMMON STOCK	50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51

Security Ownership of Five Percent Beneficial Owners	51
Ownership of Stratos Common Stock and Series B Preferred Stock by Stratos Directors and Executive Officers	51

FUTURE STOCKHOLDER PROPOSALS	52

OTHER MATTERS	53

WHERE YOU CAN FIND MORE INFORMATION	53

Annex A—Agreement and Plan of Merger dated as of May 14, 2007, among Stratos International, Inc., Emerson Network Power Connectivity Solutions, Inc. and Emersub C, Inc.	A-1
Annex B—Opinion of CIBC World Markets Corp. dated May 11, 2007	B-1
Annex C—Section 262 of the General Corporation Law of the State of Delaware	C-1

SUMMARY TERM SHEET
     This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Stratos,” “company,” “we,” “our,” “ours,” and “us” refer to Stratos International, Inc. and its subsidiaries; “Emerson” refers to Emerson Network Power Connectivity Solutions, Inc.; and ‘MergerSub” refers to Emersub C, Inc., a direct wholly-owned subsidiary of Emerson.
• Parties to the Merger (see page 13)
     Stratos International, Inc. Stratos is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
     Emerson Network Power Connectivity Solutions, Inc. Emerson, a wholly-owned subsidiary of Emerson Electric Co., serves the needs of telecommunications networks, data centers and health care and industrial facilities worldwide with a full spectrum of reliable power solutions, including inbound power, connectivity, power supplies, power systems and precision cooling – all backed by the largest global services organization in the power industry.
     Emersub C, Inc. MergerSub is a direct wholly-owned subsidiary of Emerson formed for the sole purpose of completing the merger with Stratos. MergerSub has not conducted any business other than in connection with the merger and related transactions.
• The Merger Agreement (page 34)
     On May 14, 2007, Stratos entered into a merger agreement with Emerson and MergerSub. Upon the terms and subject to the conditions of the merger agreement, MergerSub will be merged with and into Stratos, with Stratos being the surviving corporation. We will become a wholly-owned subsidiary of Emerson. You will have no stock ownership or equity interest in Stratos after the effective time of the merger and will not receive any stock ownership or equity interest in Emerson in connection with the merger.
     If the merger is completed, each of our common stockholders will be entitled to receive $8.00 in cash, without interest and less the per share amount of any pre-closing cash dividend declared and paid to Stratos common stockholders if so required by Emerson in accordance with the terms of the merger agreement, referred to as the merger consideration, for each share of Stratos common stock held by such stockholder immediately prior to the merger (other than shares held in the treasury of Stratos or by any wholly-owned subsidiary of Stratos or owned directly or indirectly by Emerson and shares held by stockholders who validly perfect their dissenters’ rights under Delaware law) upon surrender of his or her stock certificate(s) to the exchange agent for the merger and less applicable withholding taxes. Each of our Series B preferred stockholders (other than Stratos, any wholly-owned subsidiary of Stratos, Emerson and any of Emerson’s subsidiaries) will be entitled to receive an amount in cash, without interest, for each share of Stratos Series B preferred stock held by such stockholder immediately prior to the merger equal to the “Adjusted Series B Liquidation Value” (as defined in the certificate of incorporation of Stratos) plus any accrued and unpaid dividends with respect to such share (determined pursuant to the certificate of incorporation of Stratos), less applicable withholding taxes.
     The merger agreement provides that Emerson can require a pre-closing cash dividend to be declared and paid to Stratos common stockholders immediately prior to the effective time of the merger and conditioned upon consummation of the merger. In such event, the $8.00 per share merger consideration payable to common stockholders will be reduced by the per-share amount of the cash dividend.
     Each option to purchase Stratos common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be cancelled and the option holder will be entitled to receive a cash payment, without interest, equal to the product of (i) the number of shares of Stratos common stock subject to such option and (ii) the excess, if any, of the applicable per share merger consideration over the exercise price per share of common stock subject to such option, less applicable withholding taxes.

     Following the merger, we will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.
• The Special Meeting (page 13)
     The special meeting will be held on [ ], 2007, beginning at 10:00 a.m., local time at 7444 West Wilson Avenue, Chicago, Illinois 60706. At the special meeting, holders of our common stock and Series B preferred stock will be asked to consider and vote upon the proposal to approve and adopt the merger agreement and to act on other matters and transact other business as may properly come before the meeting.
• Record Date, Notice and Quorum (page 14)
     All holders of record of our common stock and Series B preferred stock as of the record date, which was the close of business on [      ], 2007, are entitled to receive notice of and to vote at the special meeting. Each holder of our common stock and each holder of our Series B preferred stock will be entitled to cast one vote on each matter presented at the special meeting for each share that such holder owned as of the record date. As of the close of business on the record date, there were 14,500,494 shares of common stock and 9,820 shares of Series B preferred stock outstanding and entitled to vote at the special meeting.
     The presence, in person or by proxy, of holders of common stock and Series B preferred stock entitled to cast a majority of the votes that are entitled to be cast at the meeting will constitute a quorum for purposes of the special meeting.
• Required Vote (page 14)
     Completion of the merger requires approval and adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock and Series B preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Because the required vote for this proposal requires a majority of the number of votes our stockholders are entitled to cast rather than a majority of those actually cast, failure to vote your shares of common stock and Series B preferred stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to approve and adopt the merger agreement.
     As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,199,051 shares of common stock, entitling them to exercise approximately 8.3% of the voting power of our stock at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock they own in favor of the proposal to approve and adopt the merger agreement.
•Proxies; Revocation (page 15)
     Any of our common stockholders or Series B preferred stockholders of record entitled to vote may authorize a proxy by completing and returning the enclosed proxy or by submitting a proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card. If the shares that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
     Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or Internet in accordance with the instructions included with the enclosed proxy card at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our corporate secretary or by your voting in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

•Recommendation of Our Board of Directors (page 21)
     Our board of directors has unanimously determined the transactions contemplated by the merger agreement to be advisable and fair and in the best interests of Stratos and its stockholders and has unanimously approved and adopted the merger agreement. Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement.
•Opinion of Our Financial Advisor (page 21)
     In connection with the merger, the Stratos board of directors received a written opinion, dated May 11, 2007, of CIBC World Markets Corp. as to the fairness, from a financial point of view and as of the date of the opinion, of the $8.00 per share merger consideration to be received by holders of Stratos common stock. The full text of CIBC World Markets’ written opinion, dated May 11, 2007, is attached to this proxy statement as Annex B. Holders of Stratos common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the Stratos board of directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how any such stockholder should vote or act with respect to any matters relating to the merger.
•Conditions to the Merger (page 43)
     Each party’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions before the effective time of the merger, including:
•	Approval and adoption of the merger agreement by our stockholders;

•	the expiration or early termination of all applicable waiting periods applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•	the completion of all required actions of, and filings with, any governmental entity as further described in the merger agreement; and

•	the absence of any law or order rendering the consummation of the merger illegal.
     In addition, our obligation to effect the merger depends upon the fulfillment or waiver of certain additional conditions, including, among others:
•	Emerson’s and MergerSub’s material compliance with their respective material agreements in the merger agreement required to be performed at or prior to the effective time of the merger; and

•	the respective representations and warranties of Emerson and MergerSub in the merger agreement (without qualification for materiality or material adverse effect) being true and correct at the effective time of the merger, except as does not and would not reasonably be expected to have a material adverse effect on Emerson or as otherwise contemplated by the merger agreement.
     In addition, the obligations of Emerson and MergerSub to consummate the merger are subject to the fulfillment or waiver of certain additional conditions, including, among others:
•	our material compliance with our material agreements in the merger agreement required to be performed at or prior to the effective time of the merger;

•	our representations and warranties contained in the merger agreement (without qualification for materiality or material adverse effect) being true and correct at the effective time of the merger, except as does not and would not reasonably be expected to have a material adverse effect on Stratos (other than in the case of our representation on our capital structure which must be true in all material respects) or as otherwise contemplated by the merger agreement;

•	the absence of any governmental actions or proceedings seeking to restrain or prohibit the consummation of the merger, seeking to obtain material damages relating to the merger or seeking to compel Emerson or any of its subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Stratos or Emerson;

•	receipt of required governmental authorizations and other consents contemplated by the merger agreement;

•	there not having occurred any event which has had or would reasonably be expected to have a material adverse effect on us;

•	the aggregate amount to be paid to holders of our Series B preferred stock in connection with the merger agreement not exceeding $2,209,500; and

•	our having taken all necessary action to render the rights issued pursuant to the terms of our stockholder rights agreement inapplicable to the merger, the merger agreement and the transactions contemplated by the merger agreement.
•Termination of the Merger Agreement (page 45)
     We and Emerson may agree to terminate the merger agreement without completing the merger at any time. The merger agreement may also be terminated in certain circumstances, including:
•	by either us or Emerson, if:
o	the other party fails to comply in any material respect with any of its material covenants or agreements under the merger agreement required to be performed at or prior to the effective time of the merger, which failure cannot be cured before November 14, 2007;

o	the other party breaches in any material respect any of its representations or warranties in the merger agreement, which breach has had or is reasonably expected to have a material adverse effect on the other party and cannot be cured before November 14, 2007;

o	the merger has not been completed by November 14, 2007 (other than as a result of a breach of the merger agreement by the terminating party);

o	any legal prohibitions or restraints prohibiting the merger become final and nonappealable; or

o	our stockholders fail to approve and adopt the merger agreement.
•	by us, if:
o	our board of directors authorizes us, subject to the terms of the merger agreement, to enter into a written agreement concerning a superior proposal from a third party; provided, that to terminate on this basis, we must give Emerson notice of our intention to terminate the merger agreement, provide Emerson with four business days during which to make an offer at least as favorable to the Stratos stockholders and pay a termination fee of $1,300,000;
•	by Emerson, if:

o	our board of directors withdraws or modifies or publicly proposes to withdraw or modify (in a manner adverse to Emerson) its recommendation that our stockholders approve and adopt the merger agreement, recommends, adopts or approves or publicly proposes to recommend, adopt or approve an acquisition proposal (as defined in the merger agreement), takes any action or makes any statement inconsistent with its recommendation that our stockholders approve and adopt the merger agreement or fails to publicly confirm its recommendation regarding the merger within five business days of a written request by Emerson that it do so; or

o	we have breached any of our obligations under the merger agreement regarding an acquisition proposal or the holding of a meeting of our stockholders for the purpose of approving and adopting the merger agreement.
• Termination Fees (page 46)
     We have agreed to pay a termination fee of $1,300,000 to Emerson if the merger agreement is terminated upon the following events:
•	our Board of Directors authorizes us to enter into an agreement concerning a superior proposal (as defined in the merger agreement and subject to the terms thereof);

•	our board of directors withdraws or modifies or publicly proposes to withdraw or modify (in a manner adverse to Emerson) its recommendation that our stockholders approve and adopt the merger agreement, recommends, adopts or approves or publicly proposes to recommend, adopt or approve an acquisition proposal, takes any action or makes any statement inconsistent with its recommendation that our stockholders approve and adopt the merger agreement or fails to publicly confirm its recommendation regarding the merger within five business days of a written request by Emerson that it do so; or

•	we have breached any of our obligations under the merger agreement regarding an acquisition proposal or the holding of a meeting of our stockholders for the purpose of approving and adopting the merger agreement.
     We are also required to pay Emerson the $1,300,000 termination fee if the merger agreement is terminated by us or Emerson because our stockholders do not approve and adopt the merger agreement at the stockholder’s meeting (or any adjournment or postponement thereof) or the merger has not been consummated by November 14, 2007 (if a vote of the Stratos stockholders with respect to the merger shall not have occurred prior to such termination), and (1) prior to the meeting of our stockholders with respect to the merger agreement, or November 14, 2007, as the case may be, an acquisition proposal is made, and (2) within 12 months following the date of such termination: (a) we merge with or into or are acquired by a third party; (b) a third party acquires more than 50% of the total assets of Stratos and our subsidiaries, taken as a whole; (c) a third party acquires more than 50% of the outstanding shares of our common stock; or (d) we adopt or implement a plan of liquidation, a share repurchase relating to more than 50% of the outstanding shares of our common stock or an extraordinary dividend or recapitalization relating to more than 50% of the assets of Stratos and our subsidiaries, taken as a whole (or in any of clauses (a) through (d) above we shall have entered into any contract or agreement providing for such action).
• Regulatory Matters (page 29)
     Under the provisions of the HSR Act, we and Emerson may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period under the HSR Act has expired or been terminated. We and Emerson filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on [     ], 2007.

     In addition, the merger may not be completed until the expiration or termination of the waiting period under the German Act against Restraints of Competition of 1958, as amended, or we receive the approval of the merger by the German Federal Cartel Office.
     Except for filings or notices under antitrust and competition laws or under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger and compliance with any applicable requirements of the NASDAQ Global Market, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
• Amendment (page 46)
     The parties may amend any provision of the merger agreement if, and only if, such amendment is in writing and signed by us, Emerson and MergerSub. However, after stockholder approval and adoption of the merger agreement has been obtained, the parties may not amend the merger agreement without obtaining further approval and adoption by such stockholders if, by law, such amendment would require further stockholder approval and adoption. No amendment will be effective unless it is set forth in a written instrument signed on behalf of Emerson, MergerSub and us and authorized by each of Emerson’s, MergerSub’s and our Boards of Directors or a duly designated committee thereof.
• Appraisal Rights (page 46)
     Under Delaware law, if a holder of our common stock does not vote for approval and adoption of the merger agreement and, prior to the approval and adoption of the merger agreement at the special meeting, such holder makes a written demand to us and strictly complies with the other statutory requirements of the General Corporation Law of the State of Delaware, then such holder may elect to receive, in cash, the fair value of its or his shares of stock in lieu of the applicable merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration for the common stock.
     In order to exercise appraisal rights, a common stockholder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Such holder’s failure to follow the procedures set forth in Section 262 will result in the loss of its or his appraisal rights. Holders of our Series B preferred stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware because the certificate of incorporation of Stratos includes a provision that specifically states the amount the Series B preferred stockholders are entitled to receive in any cash-out merger.
• Material U.S. Federal Income Tax Consequences (page 29)
     If the merger is completed, the exchange of common stock and Series B preferred stock by our stockholders for the applicable cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.
• Interests of Stratos Directors and Executive Officers in the Merger (page 26)
     In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger, including interests that are different from, or in addition to, yours. These interests include the following:
•	all of our directors and executive officers hold our common stock and some of our executive officers have options to purchase our common stock that we issued in consideration for their services and will receive the merger consideration for these shares or the value of the options upon the closing of the merger;

•	restricted shares owned by our directors and executive officers will become fully vested in connection with the merger and holders of such shares will be entitled to receive the merger consideration, less applicable withholding taxes;

•	Phillip A. Harris, our president and chief executive officer, is entitled to certain severance benefits under his management retention agreement if his employment is terminated voluntarily for any reason following a change of control; and

•	Barry Hollingsworth, our chief financial officer, Joe Norwood, our executive vice president, and Dale Reed, our senior vice president-sales and marketing, are each entitled to certain severance benefits under their respective management retention agreements if their employment is terminated by us other than for cause or they resign for good reason within two years following a change of control.
     All of our directors were fully aware of the foregoing interests of our directors and executive officers in the merger and considered them, among other matters, prior to approving and adopting the merger agreement and in determining to recommend that Stratos’ stockholders vote “FOR” the approval and adoption of the merger agreement.
• No Solicitation of Other Acquisition Proposals (page 40)
     The merger agreement contains restrictions on our ability to solicit third party proposals, provide information and engage in discussions or negotiations with a third party. Notwithstanding these restrictions, our board of directors may engage in these activities under certain circumstances as provided in, and subject to the terms and conditions of, the merger agreement.
• Market Price of Our Common Stock (page 50)
     Our common stock is listed on the NASDAQ Global Market under the symbol “STLW.” On May 11, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing sale price of our common stock on the NASDAQ Global Market was $8.05 per share. On [     ], 2007, the last trading day before the date of this proxy statement, the closing sale price of our common stock on the NASDAQ Global Market was $[      ] per share. You are encouraged to obtain current market quotations for our common stock.
• Delisting and Deregistration of Our Common Stock (page 42)
     If the merger is completed, our common stock will be de-listed from the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

FORWARD-LOOKING STATEMENTS
     Information included in this proxy statement and the related annexes may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
     Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, but are not limited to:
•	the failure to satisfy conditions to completion of the merger, including the receipt of stockholder approval and adoption;

•	the failure to obtain necessary regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the occurrence of any effect, event, development, circumstance or change that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

•	risks relating to the diversion of management’s attention from ongoing business operations as a result of the proposed merger; and

•	other risks detailed in our current filings with the Securities and Exchange Commission (SEC), including our most recent filings on Forms 10-Q and 10-K.
     In light of these risks, uncertainties and assumptions, these forward-looking events might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements.
     See “WHERE YOU CAN FIND MORE INFORMATION” on page [ ] of this proxy statement. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting.
The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Stratos by Emerson, pursuant to the merger agreement. In the merger, MergerSub will merge with and into Stratos, and Stratos will be the surviving corporation of the merger and become a wholly-owned subsidiary of Emerson. Following the merger, we will cease to be a publicly traded company.

Q.	When is the merger expected to be completed?

A.	The parties to the merger agreement are working towards completing the merger as soon as possible. We currently expect to complete the merger promptly following the special meeting with respect to the merger agreement in the third calendar quarter of 2007, following the satisfaction or waiver of all the conditions to the merger, including approval and adoption of the merger agreement by our stockholders at the special meeting, although there can be no assurance that we will be able to do so.

Q.	What will I receive in the merger for my Stratos stock?

A.	If the merger is completed, you will be entitled to receive:
•	$8.00 in cash, without interest, less applicable withholding taxes and subject to adjustment as provided below, for each share of Stratos common stock that you own (unless you are entitled to and properly exercise appraisal rights in connection with the proper procedures under the General Corporation Law of the State of Delaware); and

•	if you own Stratos Series B preferred stock, an amount in cash, without interest and less applicable withholding taxes, for each share equal to the “Adjusted Series B Liquidation Value” of the Series B preferred stock, plus any accrued and unpaid dividends with respect to such share, each as determined pursuant to the terms and conditions of the certificate of incorporation of Stratos.

The merger agreement provides that Emerson can require a pre-closing cash dividend to be declared and paid to Stratos common stockholders immediately prior to the effective time of the merger and conditioned upon consummation of the merger. In such event, the $8.00 per share merger consideration payable to common stockholders will be reduced by the per-share amount of the cash dividend.

Q.	What will I receive for my options to purchase Stratos common stock?

A.	Each option to purchase Stratos common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be cancelled and you will be entitled to receive a cash payment, without interest, equal to the product of (i) the number of shares of Stratos common stock subject to your option and (ii) the excess, if any, of the applicable per share merger consideration over the exercise price per share of common stock subject to your option, less applicable withholding taxes.

Q.	What must I do to receive payment?

A.	If the merger is completed, the exchange agent, Mellon Investor Services LLC (which we refer to as Mellon), will mail a letter of transmittal and instructions to each of our stockholders pursuant to which you may surrender stock certificates representing your shares (or arrange for the transfer of your uncertificated shares) of common stock, together with the associated rights, and Series B preferred stock for the purpose of receiving the merger consideration payable for your shares of common stock and the applicable consideration for your shares of Series B preferred stock. The merger consideration will be paid to each stockholder once that stockholder submits to the exchange agent a duly completed and signed letter of transmittal, properly endorsed stock certificates and any other documentation required by the instructions contained in such letter of transmittal or upon receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may request) in the case of a book-entry transfer of uncertificated shares.

For holders of options with exercise prices per share that are less than the per share merger consideration, the exchange agent shall cause payment to be made promptly after the merger closes of the consideration, if any, net of any tax withholding, due to such holders.

Q.	Should I send in my Stratos stock certificates now?

A.	No. If the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for transmitting your Stratos stock certificates. You must return your Stratos stock certificates as described in the instructions. You will receive your cash payment from the paying agent as soon as practicable after Mellon receives your duly completed and signed letter of transmittal, properly endorsed Stratos stock certificates and any completed documents required in the instructions contained in the letter of transmittal. PLEASE DO NOT SEND YOUR STRATOS STOCK CERTIFICATES NOW.

Q.	Am I entitled to appraisal rights?

A.	Under the General Corporation Law of the State of Delaware, holders of Stratos common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek the fair market value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand to us for an appraisal prior to the vote of our stockholders on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. Holders of our Series B preferred stock will not be entitled to appraisal rights under Delaware law. For additional information about appraisal rights, see “APPRAISAL RIGHTS” beginning on page [ ].

Q.	Why is the Board of Directors recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement are advisable and fair and in the best interests of Stratos and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. To review the board’s reasons for recommending the merger, see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page [ ] of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of Stratos common stock or Series B preferred stock, the merger will generally be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Stratos stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of Stratos stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under laws other than U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. See the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page [ ] of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.
The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the proposal to approve and adopt the merger agreement.

Q.	What vote is required?

A.	The affirmative vote of holders of a majority of the outstanding shares of Stratos common stock and Series B preferred stock, voting together as a single class, that are entitled to vote at the special meeting is required to approve and adopt the merger agreement. As of the record date, there were 14,510,314 shares outstanding, of which the directors and executive officers of Stratos beneficially owned and are entitled to vote, in the aggregate, 1,199,051 shares, representing approximately 8.3% of the outstanding shares. The directors and executive officers have informed Stratos that they intend to vote all of their shares of Stratos stock “FOR” the approval and adoption of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of Stratos common stock and Series B preferred stock as of the close of business on [ ], 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You are entitled to one vote for each share you owned as of the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, and even if you plan to attend the special meeting in person, please authorize your proxy to vote your shares by returning the enclosed proxy card in the postage-paid envelope or by submitting your proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Only if you provide instructions to your broker. If your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the approval and adoption of the merger and the merger agreement. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q.	Can I revoke my proxy and change my vote?

A.	Yes. You have the right to revoke your proxy and change your vote at any time before your shares are voted at the special meeting. If you are a stockholder of record, you can do this in one of three ways: (1) by timely delivery of a written revocation to the company’s secretary; (2) by submitting a valid proxy bearing a later date; or (3) by attending the meeting and voting your shares in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy. However, if your Stratos shares are held in the name of your bank, broker or nominee you must check with your bank, broker or nominee to determine how to revoke your proxy.

Q.	May I vote in person?

A.	Yes. If you are a stockholder of record on [ ], 2007, you may attend the special meeting and vote your shares in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank, broker or nominee in order to vote your shares in person at the special meeting.

Q:	What happens if I abstain from voting?

A:	If you return your proxy card with instructions to abstain from voting on the proposal to approve and adopt the merger agreement, your shares will be counted for purposes of determining whether a quorum is present at the special meeting. An abstention with respect to this proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q.	Will a proxy solicitor be used?

A.	Yes. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies for the special meeting, and expect to pay approximately $10,000, plus reimbursement of reasonable out-of-pocket expenses to Mackenzie for its services.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting or the merger, or would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885 or call collect to (212) 929-5500

If your broker holds your shares, you may also call your broker for additional information.

THE PARTIES TO THE MERGER
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-9600
http://www.stratosinternational.com
     Stratos International, Inc., a Delaware corporation, is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets. Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 U.S. patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace, industrial and video markets. Shares of Stratos common stock are traded on the NASDAQ Global Market under the symbol “STLW.”
Emerson Network Power Connectivity Solutions, Inc.
3000 Lakeside Drive
Suite 308N
Bannockburn, IL 60015 USA
(847) 739-0300
http://www.emersonnetworkpower.com
     Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of Emerson Electric Co. (NYSE: EMR), serves the needs of telecommunications networks, data centers, and health care and industrial facilities worldwide with a full spectrum of reliable power solutions, including inbound power, connectivity, power supplies, power systems and precision cooling – all backed by the largest global services organization in the power industry.
Emersub C, Inc.
c/o Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, Missouri 63136
(314) 553-2000
     Emersub C, Inc., a Delaware corporation, is a direct wholly-owned subsidiary of Emerson formed for the sole purpose of completing the merger with Stratos. MergerSub has not conducted any business other than in connection with the merger and related transactions. If the merger is completed, MergerSub will cease to exist following its merger with Stratos.
THE SPECIAL MEETING
     We are furnishing this proxy statement to you, as a stockholder of Stratos, as part of the solicitation of proxies by our Board of Directors for use at the special meeting of stockholders.
Date, Time, Place and Purpose of the Special Meeting
     The special meeting will be held at 7444 West Wilson Avenue, Chicago, Illinois 60706 on [ ], 2007, beginning at 10:00 a.m., local time. The purpose of the special meeting is:
•	to consider and vote on a proposal to approve and adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Record Date, Notice and Quorum
     All holders of record of shares of our common stock and Series B preferred stock as of the close of business on [ ], 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. At the close of business on the record date, 14,500,494 shares of our common stock and 9,820 shares of our Series B preferred stock were outstanding and entitled to vote.
     Holders of a majority of the shares of common stock and Series B preferred stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and properly executed broker non-votes will be counted as present for purposes of determining the existence of a quorum. A broker non-vote is created when a broker properly executes and returns a proxy without specific voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.
Required Vote
     Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Stratos common stock and Series B preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Each holder of a share of common stock and each holder of a share of Series B preferred stock is entitled to one vote per share. Because the required vote for this proposal is based on the number of shares outstanding rather than on the number of votes cast, failure to vote shares that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval and adoption of the merger agreement.
     As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,199,051 shares of common stock, entitling them to exercise approximately 8.3% of the voting power of our stock at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of stock they own in favor of the proposal to approve and adopt the merger agreement.
Voting
     If you are a stockholder of record, then in order for your shares of Stratos common stock and Series B preferred stock to be included in the vote, you must have your shares voted by returning the enclosed proxy card, by authorizing your proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card or by voting in person at the special meeting.
     Record holders may vote or cause their shares to be voted by proxy using one of the following methods:
•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.
     Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your shares as described above as promptly as possible. If you own shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you have not received a voting instruction card, or if you require further information regarding voting instructions, contact your bank, brokerage firm or nominee who can give you directions on how to vote your shares.
     As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,199,051 shares of common stock, entitling them to exercise approximately 8.3% of the voting power of our stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock that they own in favor of approval of the proposal to approve and adopt the merger agreement.
Proxies
     Any of our common stockholders or Series B preferred stockholders of record entitled to vote may authorize a proxy by completing and returning the enclosed proxy or by submitting a proxy or voting instructions by telephone or Internet in accordance with the instructions included with the enclosed proxy card. If the shares that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
     If you authorize a proxy, your shares will be voted at the special meeting as you indicate on your proxy, unless you properly revoke your proxy. If no instructions are indicated when you authorize your proxy, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement.
     We do not expect that any matters other than the proposal to approve and adopt the merger agreement will be voted on at the special meeting. If, however, another matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion.
Revocation
     You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:
•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked, to our corporate secretary at 7444 West Wilson Avenue, Chicago, Illinois 60706; or

•	by delivering a later-dated, duly executed proxy or by authoring your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.
     Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.
Solicitation of Proxies
     We will pay the costs of soliciting proxies for the special meeting. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional compensation for soliciting proxies. We will also request that individuals and entities holding our shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies for the special meeting, and expect to pay fees of approximately $10,000, plus reimbursement of reasonable out-of-pocket expenses, to MacKenzie for its services. Our arrangement with MacKenzie includes provisions obligating us to indemnify MacKenzie for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.
Adjournments
     Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if sufficient stockholders are not present at the special meeting, in person or by proxy, to constitute a quorum or if we believe it is reasonably likely that the merger agreement will not be approved and adopted at the special meeting of stockholders when convened on [ ], 2007, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 30 days after the original record date without notice, other than by an announcement at the special meeting, by the chairperson of the meeting for any reason. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them, or to submit a later-dated proxy, at any time prior to their exercise.
Postponements
     At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes for the proposal to approve and adopt the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them, or to submit a later-dated proxy, at any time prior to their use.
THE MERGER
     This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Background to the Merger
     Over the past several years, our senior management and board of directors have periodically reviewed our business strategy and prospects with the goal of maximizing stockholder value in light of changing market conditions. During 2000 to 2003, a significant downturn in Stratos’ markets occurred, adversely affecting both our financial performance and our stock price. Following that downturn, our senior management and board of directors devoted considerable time and effort to analyzing various strategic alternatives in order to maximize the company’s value. These included the acquisition of Sterling in 2003, which brought Stratos improved operating cash flow and expanded markets. In 2004, the board undertook a focused evaluation of strategic alternatives including a sale or monetization of assets, a break-up of the business, a sale of Stratos’ stock, a merger of the business, as well as continued operations without any strategic transaction but potentially involving internal restructuring of the business. By the end of 2004, our board of directors had not identified a strategic transaction that it believed would provide adequate value to our stockholders and we undertook an effort to retain new management, refocus our business, cut costs and settle outstanding litigation.
     In August 2005, Steel Partners II, L.P. (which we refer to as Steel Partners), a substantial holder of Stratos common stock, initiated discussions with our management regarding Steel Partners’ interest in increasing its equity stake in Stratos. At that time, Steel Partners owned (and continues to own) approximately 15% of our outstanding common stock. Approval of our board would have been required for Steel Partners to increase its holdings because such an increase would otherwise have triggered Stratos’ stockholder rights plan and the “business combination” statute under Section 203 of the General Corporation Law of the State of Delaware. The Stratos board of directors evaluated the request of Steel Partners and, in September 2005, determined that maintaining the stockholder rights plan was in the best interests of our stockholders.

     Over the next several months, we continued discussions with Steel Partners regarding our business and organization and, on November 18, 2005, our board of directors created a special committee of directors (referred to herein as the Committee), to facilitate the handling of discussions with Steel Partners. The Committee was authorized to retain advisors to assist with the process. Steel Partners requested certain information about Stratos, which Stratos provided subject to a confidentiality agreement executed in December 2005. On January 30, 2006, Steel Partners suggested it might be willing to propose a transaction at $7.50 per share, subject to due diligence and other contingencies, but Steel Partners did not provide details with respect to any transaction and did not articulate any strategy or plan for our business or any plan to benefit all of our stockholders. During this early 2006 time period, we commenced preparation of a detailed strategic plan for our business.
     In February 2006, in light of Steel Partners’ letter of January 30, the Committee conducted extensive interviews of potential financial advisors, and we subsequently retained CIBC World Markets Corp. as our financial advisor and MacKenzie Partners, Inc. as our proxy solicitation advisor. Following an evaluation by the Stratos board in March 2006 and discussions with CIBC World Markets and MacKenzie in late April, the Committee responded to Steel Partners’ January 30 letter. In its response, the Committee indicated, in light of the Committee’s discussions and other events, including the fact that Stratos’ stock price had generally traded above Steel Partners’ $7.50 price since early March 2006, that Stratos believed Steel Partner’s inquiry had been rendered moot and, accordingly, Stratos did not believe that a negotiated transaction with Steel Partners was advisable at that time.
     On June 8, 2006, Steel Partners notified Stratos of, and on June 9, 2006 Steel Partners filed solicitation materials on Schedule 14A with the SEC regarding, Steel Partners’ intent to nominate five director candidates for election to the Stratos board of directors at the Stratos 2006 annual meeting of stockholders. Steel Partners indicated that if there were in excess of seven vacancies on the Stratos board to be filled by election at the Stratos 2006 annual meeting, or if Stratos were to increase the size of the Stratos board above its then-existing size, Steel Partners reserved the right to nominate additional nominees to be elected to the Stratos board at the Stratos 2006 annual meeting.
     During May 2006, the trading prices of many stocks, including Stratos’ common stock, suffered a downturn. Following this development, on June 9, 2006, Steel Partners issued a press release announcing it had expressed a “willingness” to acquire all outstanding shares of the common stock of Stratos that Steel Partners did not already own for $7.50 per share in a negotiated transaction. Steel Partners did not, however, commence or make any formal or binding offer to Stratos stockholders.
     On June 12, 2006, Stratos issued a press release in response to Steel Partners’ June 9, 2006 press release, announcing that Stratos would carefully review and evaluate Steel Partners’ proposals. Stratos stated that it had been engaged in discussions with Steel Partners over a period of several months during which time the shares of Stratos’ common stock had traded above the $7.50 price indicated in Steel Partners’ letter. Stratos noted that Steel Partners had not identified any strategy or plan for Stratos’ business (as it had also failed to do in earlier discussions with Stratos), but that Stratos would evaluate any plan for Stratos that would add value to Stratos or its stockholders.
     On June 14, 2006, the Stratos board of directors expanded the charter of the Committee to include evaluation of a broader range of potential strategic alternatives, although the company continued to have discussions with Steel Partners during this time. In July 2006, the board of directors met to review and discuss the strategic business plan initiated during the first part of the year, and Stratos completed the strategic plan at the end of the summer.
     In August 2006, the Committee evaluated potential stock buyback and dividend transactions and concluded that such transactions were not advisable at that time. At the board of directors’ regular meeting on September 13, 2006, the Committee recommended, and the board of directors approved, the suspension of the company’s ongoing Rule 10b5-1 stock buyback plan.
     On September 13, 2006, the board of directors held a meeting, at which our management and CIBC World Markets were present, to review the final strategic plan and discuss with CIBC World Markets potential strategic partners. The board then decided to explore various strategic alternatives for Stratos to enhance stockholder value, including the possible sale of Stratos. An announcement of the board’s decision and the retention of CIBC World Markets as Stratos’ exclusive financial advisor in this process was made the next day on September 14, 2006.

     On September 19, 2006, we publicly announced that we expected to postpone our annual meeting while we devoted our attention to the process of exploring strategic alternatives. Our board believed that, given the announced intentions of Steel Partners to engage in a proxy contest in order to approve its offer to acquire our stock at $7.50 per share, there was a strong potential for an adverse impact on our exploration of strategic alternatives, contrary to the best interests of our stockholders, if a proxy contest or the threat of a change of control of Stratos were to occur during the strategic alternative process.
     Following the announcement of the strategic alternatives process, approximately 47 potential buyers were contacted. The Committee discussed the negotiations that were ongoing with Steel Partners and determined that Steel Partners should be given the same opportunity to participate in a sale process as other potential bidders. Twenty-two potential buyers executed a confidentiality agreement and were provided a confidential offering memorandum. However, several potential buyers, including Steel Partners, refused to agree to the customary standstill agreement included in the confidentiality agreement and consequently were not provided with the confidential offering memorandum.
     In response to the confidential offering memorandum, three potential buyers submitted indications of interest during October 2006. Each of these potential buyers was offered the opportunity to engage in more detailed due diligence and Stratos conducted management presentations for the potential buyers with the intention of procuring final proposals by the end of November 2006. One of the potential acquirers subsequently indicated that, following its further review of Stratos, it was no longer interested in making an acquisition proposal, and the other two potential acquirers indicated that they were not then in a position to submit a final proposal, one of the two indicating that it was in the process of finalizing a pending transaction with another party.
     Over the next several months, discussions continued with potential acquirers, including the two remaining potential acquirers that had submitted an initial indication of interest in October 2006, but had indicated in December 2006 that they would not be in a position to submit a final proposal at that time. At the end of January, the Committee agreed upon a tentative timetable to conclude outstanding discussions, terminate the strategic alternatives process and hold Stratos’ postponed annual meeting. In response, on February 1, 2007, the Stratos board of directors set a record date in late March 2007 for the annual meeting then set to be held in May 2007.
     Subsequently, in early February 2007, one of the two potential acquirers advised Stratos that, as a result of a pending transaction, it would not submit any offer. During this period, discussions with these and other potential acquirers continued. In addition, Stratos determined that the strategic alternatives process had progressed to the point that the standstill agreement to which Steel Partners had objected was no longer critical. Consequently, after Steel Partners executed a confidentiality agreement that did not contain the standstill provision, Stratos provided the confidential offering memorandum and other due diligence materials to Steel Partners and permitted Steel Partners to participate fully in the strategic alternatives process. Steel Partners conducted some due diligence, but indicated that Steel Partners would not pay any more than its $7.50 price, and declined to submit an offer at the $7.50 level.
     Toward the end of February 2007, as a result of Stratos’ improved second fiscal quarter earnings (publicly announced at the end of November 2006) and third fiscal quarter earnings (publicly announced at the end of February 2007), some potential acquirers expressed renewed interest in Stratos. Included in this group was Emerson. In March 2007, Emerson commenced an extensive due diligence process with respect to Stratos. Emerson provided Stratos with an expression of interest in early April 2007, and negotiations commenced with respect to a proposed merger pursuant to which Emerson would acquire Stratos. At the same time, Emerson’s due diligence process continued.
     In light of the ongoing negotiations, the Stratos board of directors determined to postpone the Stratos annual meeting by one month, and set a new record date for late April 2007. Stratos endeavored to conclude the discussions with Emerson by the end of April 2007. On May 1, 2007, NASDAQ sent a notice to us advising that our common stock would be delisted from the NASDAQ Global Market because we had not held an annual meeting of stockholders prior to the end of our fiscal year on April 30, 2007. We have appealed the NASDAQ determination and a hearing on our appeal will be held on June 7, 2007. There can be no assurance that our appeal will be successful or that our common stock will continue to trade on the NASDAQ Global Market.

     The negotiations with Emerson eventually resulted in a proposal regarding an acquisition by Emerson being submitted to the Stratos board of directors on May 6, 2007. At this meeting, legal counsel reviewed with the Stratos board of directors the material terms of Emerson’s proposal and the board’s fiduciary duties in considering the proposal. In addition, CIBC World Markets discussed with the Stratos board of directors financial aspects of Emerson’s proposal. The board discussed various options available to Stratos and identified items for further negotiation with Emerson. Discussions with parties other than Emerson did not result in any proposals.
     Based on the board’s instructions, Stratos continued negotiations with Emerson during the week following the May 6 meeting. These negotiations resulted in a final merger proposal being submitted to the Stratos board on May 11, 2007. Counsel reviewed with the Stratos board of directors the material terms of the merger agreement and the board’s fiduciary duties in considering the merger proposal. Also at this meeting, CIBC World Markets reviewed with the Stratos board of directors its financial analysis of the $8.00 per share merger consideration and rendered to the Stratos board of directors an opinion, dated May 11, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.00 per share merger consideration to be received by holders of Stratos common stock was fair, from a financial point of view, to such holders. After discussion and taking into account the other factors described below in greater detail under the heading “Reasons for the Merger,” our board of directors unanimously adopted resolutions which, among other things, approved and adopted the merger agreement, determined the merger agreement and the transactions contemplated by the merger agreement to be advisable and fair and in the best interests of Stratos and our stockholders and resolved to recommend that our stockholders vote for the approval and adoption of the merger agreement. The board of directors also approved an amendment to our stockholder rights agreement related to the merger agreement.
     On May 14, 2007, Stratos executed the merger agreement with Emerson and issued a press release publicly announcing that it had agreed to be acquired by Emerson.
Reasons for the Merger
     In evaluating the merger agreement and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its decision to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval and adoption of the merger agreement to our stockholders:
•	the belief that the merger was more favorable to our stockholders than other strategic alternatives available to Stratos after considering responses from potential acquirers and conducting comprehensive reviews of strategic alternatives during the past year;

•	the limited number of potential strategic purchasers with an interest in acquiring us and the financial ability to make an acquisition, and the lack of interest among financial buyers in acquiring us;

•	the opportunities as well as the challenges encountered by our management and board in developing, evaluating and executing a successful business strategy in light of the difficulties in forecasting for a dynamic, evolving company and in managing the business in a changing business environment;

•	the challenges facing our business, which is positioned as a niche market participant competing against large competitors, including but not limited to:
o	competitive products and competitive pricing pressures;

o	our ability to make enhancements to existing products and technology on a successful and timely basis;

o	our ability to develop and market new products and technology;

o	expenditures associated with redesigning products to comply with evolving industry standards or alternative technologies that become the industry standard;

o	uncertainty regarding our continued relationship with certain high-margin customers;

o	the impact of fixed overhead relating to our public company status and other matters on our profitability; and

o	technological changes;
•	the current and historical trading prices for our common stock, and the fact that over the 52-week period ended May 11, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the low price was $5.55 per share, the high price was $8.60 per share and the average closing price was approximately $7.00;

•	the high probability that the merger would be completed based on, among other things, Emerson’s proven ability to complete acquisition transactions on the agreed terms, Emerson’s extensive experience in a number of global technology markets and the lack of a financing condition;

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	CIBC World Markets’ opinion, and financial presentation, dated May 11, 2007, to the Stratos board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $8.00 per share merger consideration to be received by holders of Stratos common stock, as more fully described under the caption “—Opinion of Our Financial Advisor” on page [ ];

•	the ability under the merger agreement of our board of directors, under certain circumstances, to consider and respond to an unsolicited acquisition proposal and, following receipt of a superior proposal, to modify or withdraw the board of directors’ recommendation that the merger be approved and adopted, or to recommend, adopt or approve an acquisition proposal, if the board of directors determines in good faith, by majority vote, after considering advice from outside legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to Stratos’ stockholders under applicable law, and to terminate the merger agreement upon payment of a $1,300,000 fee under certain circumstances;

•	the fact that the all cash merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares;

•	the impact of limited liquidity in the market available to our stockholders;

•	the fact that Emerson did not require a voting agreement from any of our stockholders;

•	the fact that the merger is subject to the approval and adoption of our stockholders; and

•	the fact that our common stockholders will be entitled to appraisal rights under Delaware law.
   Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:
•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common shares or future dividends that could be expected if alternative strategic plans were successfully implemented;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the pending merger or failure to complete the merger may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day-to-day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that the $1,300,000 fee payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes; and

•	the fact that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders (see “—Interests of Our Directors and Executive Officers in the Merger” on page [ ]).
     The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual trustees may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue alternative strategic plans with the intention of delivering further improvement in our financial results and enhanced stockholder value.
Recommendation of Our Board of Directors
     Our board of directors, by unanimous vote, has approved and adopted the merger agreement and has determined the merger agreement and the transactions contemplated by the merger agreement to be advisable and fair and in the best interests of Stratos and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.
Opinion of Our Financial Advisor
     Stratos has engaged CIBC World Markets as its financial advisor in connection with the merger. In connection with this engagement, the Stratos board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Stratos common stock of the consideration to be received by such holders in the merger. On May 11, 2007, at a meeting of the Stratos board of directors held to evaluate the merger, CIBC World Markets rendered to the Stratos board of directors an opinion, dated May 11, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $8.00 per share merger consideration to be received by holders of Stratos common stock was fair, from a financial point of view, to such holders.
     The full text of CIBC World Markets’ written opinion, dated May 11, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. CIBC World Markets’ opinion was provided to the Stratos board of directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Stratos common stock are encouraged to read the opinion carefully in its entirety.
     In arriving at its opinion, CIBC World Markets:
•	reviewed a draft dated May 11, 2007 of the merger agreement;

•	reviewed audited financial statements of Stratos for fiscal years ended April 30, 2006, April 30, 2005 and April 30, 2004, unaudited financial statements of Stratos for the nine months ended January 31, 2007 prepared by Stratos’ management, and preliminary unaudited financial statements of Stratos for the three months ended April 30, 2007 prepared by Stratos’ management;

•	reviewed financial forecasts and estimates relating to Stratos for the fiscal years ending April 30, 2008 and April 30, 2009 prepared by Stratos’ management;

•	held discussions with Stratos’ senior management with respect to Stratos’ business and prospects;

•	held discussions, at Stratos’ direction, with selected third parties to solicit indications of interest in a possible acquisition of Stratos and considered the fact that Stratos publicly announced that it would explore its strategic alternatives, including a possible sale of Stratos;

•	reviewed historical market prices and trading volumes for Stratos common stock;

•	reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed generally comparable to Stratos;

•	reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed other public information concerning Stratos; and

•	performed such other analyses, reviewed such other information and considered such other factors as CIBC World Markets deemed appropriate.
     In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Stratos and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. CIBC World Markets was advised that financial forecasts relating to Stratos beyond the fiscal year ending April 30, 2009 had not been prepared by Stratos’ management and, accordingly, CIBC World Markets did not undertake an analysis of the financial performance of Stratos beyond the fiscal year ending April 30, 2009. With respect to the financial forecasts and estimates relating to Stratos utilized in CIBC World Markets’ analyses, CIBC World Markets assumed, at the direction of Stratos’ management, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Stratos’ management as to Stratos’ future financial condition and operating results.
     CIBC World Markets assumed, with Stratos’ consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Stratos or the merger. In addition, representatives of Stratos advised CIBC World Markets, and CIBC World Markets therefore assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. CIBC World Markets neither made nor obtained any independent evaluations or appraisals of Stratos’ assets or liabilities, contingent or otherwise. CIBC World Markets did not express any opinion as to Stratos’ underlying valuation, future performance or long-term viability. CIBC World Markets expressed no view as to, and its opinion did not address, any terms or other aspects of the merger (other than the $8.00 per share merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In addition, CIBC World Markets expressed no view as to, and its opinion did not address, Stratos’ underlying business decision to proceed with or effect the merger, nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for Stratos or the effect of any other transaction in which Stratos might engage. CIBC World Markets’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Stratos imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.
     This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.
     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Stratos’ control. No company, business or transaction used in the analyses is identical or directly comparable to Stratos or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.
     The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.
     The type and amount of consideration payable in the merger were determined through negotiation between Stratos and Emerson, and the decision to enter into the merger was solely that of the Stratos board of directors. CIBC World Markets’ opinion was only one of many factors considered by the Stratos board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Stratos board of directors or Stratos’ management with respect to the merger or the merger consideration.
     The following is a summary of the material financial analyses reviewed with the Stratos board of directors in connection with CIBC World Markets’ opinion dated May 11, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.
Selected Companies Analysis
     CIBC World Markets reviewed financial and stock market information for Stratos and the following 12 selected publicly held companies, six of which are companies in the fiber optic industry and six of which are companies in the RF microwave industry, the industries in which Stratos operates:

Fiber Optic Companies	RF Microwave Companies
• Alliance Fiber Optic Products, Inc.	• Amphenol Corporation
• Avanex Corporation	• Belden CDT Inc.
• Bookham, Inc.	• CommScope, Inc.
• EMCORE Corporation	• General Cable Corporation
• Finisar Corporation	• Molex Incorporated
• Oplink Communications, Inc.	• Teledyne Technologies Incorporated
     CIBC World Markets reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on May 10, 2007, plus net debt, as multiples of latest 12 months revenue, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings before interest and taxes, referred to as EBIT, and calendar year 2007 estimated revenue, EBITDA and EBIT. CIBC World Markets also reviewed market values of the selected companies based on closing stock prices on May 10, 2007 as a multiple of latest 12 months net income and calendar year 2007 estimated net income. CIBC World Markets then applied a range of selected multiples of latest 12 months and calendar year 2007 revenue, EBITDA, EBIT and net income derived from the selected companies to Stratos’ latest 12 months (as of April 30, 2007) revenue, EBITDA, EBIT and net income and calendar year 2007 estimated revenue, EBITDA, EBIT and net income. Financial data for the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for Stratos were based on Stratos’ public filings and internal estimates of Stratos’ management, both including and excluding Stratos’ revenue given that revenue is a metric that does not take into account the profitability of a company and Stratos’ profitability is generally lower than that of the selected companies. This analysis indicated the following implied per share equity reference ranges for Stratos, both including and excluding revenue, as compared to the per share merger consideration:

Implied Per Share		Per Share
Equity Reference Ranges for Stratos		Merger Consideration
Including Revenue	Excluding Revenue
$6.91 — $8.82	$5.47 — $6.96	$8.00
Selected Precedent Transactions Analysis
     CIBC World Markets reviewed transaction values in the following 13 selected transactions involving companies in the fiber optic and RF microwave industries, the industries in which Stratos operates:

Announcement Date	Acquiror	Target
• 4/22/07	• Oplink Communications, Inc.	• Optical Communication Products, Inc.
• 6/30/06	• Molex Incorporated	• Woodhead Industries, Inc.
• 4/26/06	• WENDEL Investissement SA	• The Deutsch Company, Inc.
• 2/2/06	• Emerson Electric Co.	• Artesyn Technologies, Inc.
• 12/19/05	• SL Industries, Inc.	• Ault, Incorporated
• 11/2/05	• Teledyne Technologies Incorporated	• Benthos, Inc.
• 10/10/05	• General Cable Corporation	• SAFRAN SA (Silec/Sagem business)
• 10/10/05	• Amphenol Corporation	• Teradyne, Inc. (Connection Systems segment)
• 9/22/05	• Candover Investments Plc	• Thales SA (High Tech Optics division)
• 9/15/05	• Ametek, Inc.	• HCC Industries, Inc.
• 8/29/05	• Teledyne Technologies Incorporated	• RD Instruments, Inc.
• 8/8/05	• Technitrol, Inc.	• LK Products Oy
• 3/23/05	• Axsys Technologies, Inc.	• Diversified Optical Products, Inc.
     CIBC World Markets reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt, as multiples of latest 12 months revenue and EBITDA and calendar year 2007 estimated revenue and EBITDA. CIBC

World Markets then applied a range of selected multiples of latest 12 months and calendar year 2007 revenue and EBITDA derived from the selected transactions to Stratos’ latest 12 months (as of April 30, 2007) revenue and EBITDA and calendar year 2007 estimated revenue and EBITDA. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Stratos were based on Stratos’ public filings and internal estimates of Stratos’ management, both including and excluding Stratos’ revenue given that revenue is a metric that does not take into account the profitability of a company and Stratos’ profitability is generally lower than that of the selected companies. This analysis indicated the following implied per share equity reference ranges for Stratos, both including and excluding revenue, as compared to the per share merger consideration:

Implied Per Share		Per Share
Equity Reference Ranges for Stratos		Merger Consideration
Including Revenue	Excluding Revenue
$7.50 — $9.42	$7.02 — $8.76	$8.00
Premiums Paid Analysis
     CIBC World Markets reviewed the premiums paid in selected transactions with transaction values of between $50 million and $200 million announced between January 1, 2006 and May 10, 2007 relative to the closing stock prices of the target companies in such transactions one trading day, one week and one month prior to public announcement of the relevant transaction. CIBC World Markets then applied a range of selected premiums derived from the selected transactions to the closing prices of Stratos common stock one trading day, one week and one month prior to May 10, 2007 and June 9, 2006 (the last trading day prior to Steel Partners’ public announcement of its bid to acquire Stratos). This analysis indicated the following implied per share equity reference ranges for Stratos, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Stratos		Per Share
Based on Closing Stock Prices as of:		Merger Consideration
May 10, 2007	June 9, 2006
$8.66 — $11.67	$6.89 — $10.81	$8.00
Miscellaneous
     Stratos has agreed to pay CIBC World Markets for its financial advisory services in connection with the merger a fee of approximately $1.5 million, a portion of which was payable upon delivery of CIBC World Markets’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, Stratos has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. CIBC World Markets and its affiliates in the past have provided services to Stratos unrelated to the merger, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Stratos and certain affiliates of Emerson for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.
     Stratos selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation and experience and its familiarity with Stratos and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
Certain Effects of the Merger
     If the merger agreement is approved and adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived in accordance with the terms of the merger agreement, MergerSub will be merged with and into Stratos, and Stratos will be the surviving corporation of the merger.

Following the completion of the merger, we will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Emerson.
     At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders other than the right to receive the cash merger consideration payable by Emerson in the merger in the case of our common stockholders and the other applicable consideration payable as a result of the merger and described herein in the case of our Series B preferred stockholders. Option holders will similarly cease to have any equity interest in the company upon completion of the merger other than the right to receive the applicable cash payment described herein if the per share exercise price of their options is less than the per share merger consideration. Therefore, our current stockholders and option holders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
     Stratos common stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Market under the symbol “STLW.” If the merger is completed, we will no longer be a publicly-traded company, there will be no public market for our common stock, our common stock will cease to be quoted on the NASDAQ Global Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After our deregistration under the Exchange Act, we will also no longer be required to file periodic Exchange Act reports with the SEC on account of Stratos common stock.
Effects on Stratos if the Merger is Not Completed
     In the event that the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock, subject to a favorable outcome of our appeal of NASDAQ’s delisting process, will continue to be listed on the NASDAQ Global Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the technology market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Stratos stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations and strategy, among other things, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
     If the merger agreement is terminated under certain circumstances described in greater detail in “THE MERGER AGREEMENT—Termination of the Merger Agreement—Termination Fee Payable by Stratos” on page [ ] of this proxy statement, we will be obligated to pay a termination fee of $1,300,000 to Emerson. In addition, we have incurred certain expenses in connection with the strategic alternatives process and the merger agreement.
Interests of Our Directors and Executive Officers in the Merger
Common Stock and Stock Options
     At the effective time of the merger, all restricted shares under Stratos’ equity plans will be vested in full immediately prior to the effective time and will be converted into the right to receive the applicable merger consideration in cash, without interest. Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be cancelled and the option holder will be entitled to receive a cash payment, without interest, equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of the applicable per share merger consideration over the exercise price per share of common stock, less applicable withholding taxes. Our directors and executive officers will be able to receive the same cash consideration for their shares of common stock (including restricted shares) and options as all of our other stockholders and holders of options, as applicable.
     The following table sets forth for each of our directors and executive officers:
•	the number of shares of our common stock, including restricted shares, held by such person as of the record date;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to outstanding options held by such person that have an exercise price per share that is less than $8.00;

•	the amount of cash that will be paid in respect of such options upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.
     All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding and do not reflect the impact of any applicable excise tax. With respect to options, the payment is calculated by multiplying the number of shares subject to such option by the amount by which $8.00 exceeds the per share exercise price of the option. Any options that have an exercise price per share equal to or greater than the applicable per share merger consideration will be cancelled and extinguished without any payment. In recent years, we have not granted stock options.

	Common Stock Owned
	(including Restricted Shares)		Options with Exercise Price
	As of [ ], 2007		Less than $8.00		Total
Name	Shares	Consideration	Shares	Consideration	Consideration
Reginald W. Barrett	113,826	$910,608	0	0	$910,608
Kenne P. Bristol	56,000	$448,000	0	0	$448,000
Richard C.E. Durrant	44,617	$356,936	18,289	$83,392	$440,328
Phillip A. Harris	193,270	$1,546,160	0	0	$1,546,160
Barry Hollingsworth	33,550	$268,400	4,000	$7,800	$276,200
David Y. Howe	105,110	$840,880	0	0	$840,880
Charles Daniel Nelsen	48,385	$387,080	0	0	$387,080
Joe D. Norwood	201,655	$1,613,240	0	0	$1,613,240
Edward J. O’Connell	48,080	$384,640	0	0	$384,640
Dale Reed	83,786	$670,288	0	0	$670,288
Brian J. Stark	36,000	$288,000	0	0	$288,000
Newell V. Starks	234,772	$1,878,176	0	0	$1,878,176
Management Retention Agreements with Executive Officers

     Each of the management retention agreements with our executive officers provides for the payment of certain severance benefits to the executive officers following termination of their employment after a change of control of Stratos, as described more fully below:
•	Phillip A. Harris, our president and chief executive officer, is entitled to certain severance benefits under his management retention agreement if his employment is terminated voluntarily for any reason following a “change of control” (as defined in such agreement); and

•	Barry Hollingsworth, our chief financial officer, Joe Norwood, our executive vice president, and Dale Reed, our senior vice president-sales and marketing, are each entitled to certain severance benefits under their respective management retention agreements if their employment is terminated by us other than for “cause” or they resign for “good reason” within two years following a “change of control” (as such terms are defined in such agreements).
     In addition, Richard C.E. Durrant, our executive vice president, is entitled to certain severance benefits under his management retention agreement if he is terminated by us on prior to August 3, 2007 other than for “cause” (as defined therein) or if he voluntarily resigns for any reason, regardless of whether or not a change of control occurs. Mr. Durrant’s severance benefits will not increase as a result of the merger.
     The following table sets forth an estimate of the potential cash severance payments that could be payable in the event such executive officers become entitled to such severance amount pursuant to each of their management retention agreements (described above) following the merger (assuming current compensation amounts without regard to additional payments resulting from potential base pay increases in 2007):

Expected Severance Benefit
Harris, Phillip A.	$480,000.00
Durrant, Richard C.E.	$862,591.96
Norwood, Joe D.	$368,906.00
Hollingsworth, Barry	$224,750.44
Reed, Dale	$280,732.48
Indemnification and Insurance
     The merger agreement provides that, from and after the effective time of the merger, Emerson will, and will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of Stratos (when acting in such capacity) determined as of the effective time against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the effective time (whether asserted before or after the effective time) to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Emerson and the surviving corporation will not have any obligation to any such indemnified director or officer if and when a court of competent jurisdiction shall ultimately determine (and such determination will have become final) that the indemnification of such indemnified party is prohibited by applicable law.
     For six years after the effective time of the merger, the surviving corporation will provide a policy of officers’ and directors’ liability insurance for acts and omissions occurring prior to the effective time with coverage in amount and scope at least as favorable as Stratos’ directors’ and officers’ liability insurance coverage described in the merger agreement. However, if the then existing directors’ and officers’ liability insurance expires, is terminated or cancelled, or if the annual premium of such insurance coverage is more than 200% of the current premium, in each case during the six year period, the surviving corporation will use its reasonable best efforts to obtain insurance coverage in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess of 200% of the current premium. Alternatively, Emerson may require Stratos to substitute a prepaid “tail” policy for such coverage prior to the effective time of the merger.
Amendment to Rights Agreement
     On May 14, 2007, Stratos and Mellon Investor Services, LLC, as rights agent, entered into an amendment to the stockholder rights agreement dated as of March 23, 2001, as amended, between Stratos and the rights agent to exempt the merger agreement and the transactions contemplated thereby from the rights agreement.
REGULATORY MATTERS
Hart-Scott-Rodino Review
     Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, our merger with Emerson, like other mergers and acquisitions that meet certain thresholds, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Emerson filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on [ ], 2007.
German Federal Cartel Office Review
     The merger is subject to review by the German Federal Cartel Office under the Act against Restraints of Competition (“Gesetz gegen Wettbewerbsbeschränkungen”). The applicable waiting period under the Act against Restraints of Competition must expire or be terminated before the merger may be completed. The German Federal Cartel Office has one month after receipt of the complete notification to (i) approve the merger, or (ii) investigate further, in which case the German Federal Cartel Office can extend its investigation by three additional months to complete its investigation and issue a final decision. Emerson made a filing relating to the merger with the German Federal Cartel Office on [ ], 2007, which we joined.
Other
     Except for filings or notices required under antitrust and competition laws and under federal securities laws, the filing of a certificate of merger in Delaware on or before the effective date of the merger and compliance with any applicable requirements of the NASDAQ Global Market, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common and Series B preferred stock whose shares are surrendered in the merger in exchange for the right to receive the applicable merger consideration. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.
     This summary assumes that holders of Stratos stock hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of unvested restricted shares or stock options. In addition, this summary does not address the special tax treatment of special classes of holders of our common stock or Series B preferred stock, including, for example,
•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities or persons holding our stock in a tax-deferred or tax advantaged account;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common stock through the exercise of employee stock options or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Internal Revenue Code;

•	holders that hold 5% or more of any class of our stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.
     This summary also does not discuss any state, local, foreign or other tax considerations.
     If any entity that is treated as a partnership for United States federal income tax purposes holds our common stock or Series B preferred stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common stock or Series B preferred stock, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.
     For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock or Series B preferred stock that is for U.S. federal income tax purposes one of the following:
•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a non-grantor domestic trust on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.
     As used in this section, a “non-U.S. holder” means a beneficial owner of our common stock or Series B preferred stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.
U.S. Holders
Effect of the Merger
     The receipt of cash for shares of common stock and Series B preferred stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.
     Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will generally be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock or Series B preferred stock held for one year or less will be short-term capital gain subject (in the case of U.S. holders who are individuals) to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and, except to a limited extent, are not available to offset ordinary income.
Pre-Closing Cash Distribution
     The merger agreement provides that Emerson can require a pre-closing cash distribution to be declared and paid to Stratos common stockholders immediately prior to the effective time of the merger and conditioned upon consummation of the merger. The proper characterization of such a distribution for U.S. federal income tax purposes is not entirely clear. It could be characterized as a distribution in redemption of stock that is treated as an exchange, in which case the tax treatment would be as described in “-U.S. Holders—Effect of the Merger.” Alternatively, it could be characterized as a distribution not treated as an exchange. In such a case, the distribution to a U.S. holder would be (i) first, a dividend to the extent of Stratos’ current or accumulated earnings and profits, as determined under general U.S. tax principles, (ii) second, a non-taxable recovery of basis in the shares of Stratos common stock on which the distribution is made, causing a reduction in the adjusted basis of such shares to the extent thereof (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of such shares), and (iii) finally, an amount that is received in exchange for such shares. A distribution treated as a dividend on Stratos common stock that is received by a U.S. holder who is an individual is currently subject to U.S. tax at a maximum rate of 15 percent, provided that the stockholder satisfies certain holding period and other requirements with respect to such stock. Any amount that is deemed to have been received in exchange for Stratos stock will be treated as described in “-U.S. Holders—Effect of the Merger.”
Information Reporting and Backup Withholding
     A U.S. holder of our stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to the cash such holder is entitled to receive in the merger. Certain holders (including corporations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	such holder furnishes an incorrect TIN;

•	we are notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

•	such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.
     Each U.S. holder should complete, sign and return to Mellon the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption arises and is proved in a manner satisfactory to Mellon. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Non-U.S. Holders
Effect of the Merger
     Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so requires, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at U.S. federal income tax rates applicable to United States persons and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year in which the cash is received or accrued and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our stock at any time during the five years preceding the merger, in which case the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at U.S. federal income tax rates applicable to United States persons. We do not believe that we are or have been a “United Sates real property holding corporation” for U.S. federal income tax purposes. If you owned more than 5% of our common stock at any time during the five-year period preceding the merger, please consult your tax advisor to determine the U.S. federal income tax consequences of the merger.
Pre-Closing Cash Distribution
     The merger agreement provides that Emerson can require a pre-closing cash distribution to be declared and paid to Stratos common stockholders immediately prior to the effective time of the merger and conditioned upon consummation of the merger. The proper characterization of such a distribution for U.S. federal income tax purposes is not entirely clear. It could be characterized as a distribution in redemption of stock that is treated as an exchange, in which case the tax treatment would be as described in “-Non-U.S. Holders—Effect of the Merger.” Alternatively, it could be characterized as a distribution not treated as an exchange. In such a case, such a distribution would be (i) first, a dividend to the extent of Stratos’ current or accumulated earnings and profits, as determined under general U.S. tax principles, (ii) second, a non-taxable recovery of basis in the shares of Stratos common stock on which the distribution is made, causing a reduction in the adjusted basis of such shares to the extent thereof (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of such shares), and (iii) finally, an amount that is received in exchange for such shares.
     Dividends paid to non-U.S. holders that are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a 30% rate, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, are attributable to a permanent establishment in the U.S., are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, Stratos will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the U.S.
     A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. However,
•	in the case of Stratos common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of Stratos common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury Regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.
     A non-U.S. holder is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it.
Information Reporting and Backup Withholding
     Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Internal Revenue Code) or such holder otherwise establishes an exemption. Upon completion of the merger, each non-U.S. holder should complete, sign and return to Mellon a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Mellon. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. You should consult your tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.
     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK AND SERIES B PREFERRED STOCK ARE

STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
THE MERGER AGREEMENT
     The following is a summary of the material terms and provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference. All stockholders of Stratos are urged to read the merger agreement carefully and in its entirety for a fuller description of the merger.
General
     The merger agreement contemplates the merger of MergerSub, a newly formed Delaware corporation and a direct wholly-owned subsidiary of Emerson, with and into Stratos, with the separate corporate existence of MergerSub ending and Stratos continuing as the surviving corporation. As a result of the merger, Stratos will become a wholly-owned subsidiary of Emerson.
Closing and Effective Time of the Merger
     Closing. Unless the parties agree otherwise or the merger agreement has been terminated, the closing of the merger will take place no later than the second business day after all of the closing conditions in the merger agreement have been fulfilled or, if permissible, waived (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at closing). See “- What Is Needed to Complete the Merger?” below for a more complete description of the conditions that must be fulfilled or waived prior to closing.
     Effective Time of the Merger. Upon the closing of the transactions contemplated by the merger agreement, the parties will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the General Corporation Law of the State of Delaware. The effective time of the merger will be the date and time of the filing, unless both MergerSub and Stratos mutually agree to designate a later date of effectiveness of the merger not more than 30 days after the date the certificate of merger is filed, in which case the later date designated in the certificate of merger will be the effective time.
     The parties to the merger agreement are working hard to complete the merger quickly. We currently expect that the merger will be completed during the third calendar quarter of 2007. However, because completion of the merger is subject to various conditions, we cannot predict the actual timing. There can be no assurance as to if or when the conditions required to consummate the merger will be met or that the merger will be consummated.
Merger Consideration; Treatment of Stratos Stock Options
     The merger agreement provides that, at the effective time of the merger:
•	each issued and outstanding share of MergerSub common stock will be converted into one share of common stock of the surviving corporation;

•	each issued and outstanding share of Stratos common stock, together with the associated rights to acquire Stratos junior participating preferred stock issued under our stockholder rights plan (which we refer to as “Rights”), and Stratos Series B preferred stock (other than shares and Rights owned by Stratos or any of its wholly-owned subsidiaries or directly or indirectly by Emerson, which will be cancelled, and other than shares and Rights for which appraisal rights have been validly exercised) will be converted into the right to receive the following per share merger consideration:

o	for each share of Stratos common stock, $8.00 in cash, without interest, less applicable withholding taxes and subject to adjustment in the event Stratos, at the request of Emerson, pays a cash dividend to Stratos stockholders pursuant to the merger agreement;

o	for each share of Stratos Series B preferred stock, a price determined by application of the formula set forth in the merger agreement and our certificate of incorporation. The price per share of Series B preferred stock will be:
•	$100 plus any accrued but unpaid dividends, if the “Company Stock Price,” as defined in section 1.5 of the merger agreement (generally, the average of the bid and ask price of Stratos common stock as of the close of regular trading for the 20 consecutive trading days ending two days prior to the effective time of the merger, subject to adjustment in the event of stock splits, recapitalizations or similar occurrences), is $7.00 or less per share;

•	$100 plus any accrued but unpaid dividends, and plus, if the Company Stock Price is greater than $7.00 but less than $12.00 per share, the product obtained by multiplying $125 by a fraction, the numerator of which is equal to excess of the Company Stock Price (rounded down to the closest integer) over $7.00, and the denominator of which is five; or

•	$225 plus any accrued but unpaid dividends, if the Company Stock Price is $12.00 or greater per share;
provided, however, that in the event that an “Optional Special Dividend” (as defined in the certificate of incorporation of Stratos) has been declared, the per-share amount shall be reduced by $100; and
•	each outstanding option to purchase shares of Stratos common stock pursuant to a Stratos stock option plan will be cancelled and the holder of such option will be entitled to receive a cash payment, without interest, equal to the product of the number of shares of Stratos common stock subject to such option and the excess, if any, of the $8.00 per share amount of the merger consideration over the exercise or purchase price per share of Stratos common stock subject to such option. Any such amounts shall be reduced all applicable federal, state and local taxes required to be withheld by Stratos.
Exchange Procedures
     Emerson has appointed Mellon as exchange agent to handle the exchange of Stratos stock for cash and other payments to Stratos stockholders as contemplated by the merger agreement. Prior to the effective time of the merger, Emerson will deposit with Mellon cash sufficient to pay the required consideration to Stratos common stockholders and holders of Stratos stock options, as contemplated by the merger agreement, and Stratos will deposit with Mellon cash sufficient to pay the required consideration to Series B preferred stockholders as contemplated by the merger agreement (along with the cash dividend, if any, to be paid to Stratos stockholders pursuant to the merger agreement).
     As soon as practicable after the closing of the merger, Mellon will send a letter of transmittal to each former Stratos stockholder of record of shares converted in the merger. The letter of transmittal will contain instructions explaining the procedure for surrendering Stratos shares. You should NOT return stock certificates with the enclosed proxy card.
     The required consideration will be paid to each stockholder once that stockholder submits to the exchange agent a duly completed and signed letter of transmittal, properly endorsed stock certificates and any other documentation required by the instructions contained in such letter of transmittal or upon receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may request) in the case of a book-entry transfer of uncertificated shares. After the completion of the merger, Stratos will not register any transfers of shares of Stratos common stock or Stratos Series B preferred stock.

     Except as otherwise contemplated by the merger agreement, the exchange agent shall distribute to Emerson or Stratos all amounts remaining in the exchange fund which have not been distributed to former Stratos stockholders in accordance with the merger agreement within six months of the effective time of the merger.
Representations and Warranties
     The merger agreement contains a number of customary representations and warranties of Emerson, MergerSub and Stratos relating to, among other things:
•	due organization, valid existence and good standing;

•	corporate authorization, execution, delivery and enforceability of the merger agreement;

•	compliance of the merger agreement with (1) the organizational documents of each party, (2) in the case of Stratos’ representations and warranties, the organizational documents of Stratos’ subsidiaries, (3) certain material agreements of each party or any of its subsidiaries, and (4) certain judgments, rules or regulations applicable to each party or any of its subsidiaries;

•	required governmental filings and other approvals;

•	accuracy of information supplied for use in this proxy statement;

•	actions and proceedings relating to the merger;

•	required stockholder vote (or, in the case of Emerson, the absence of such requirement); and

•	payment of fees to brokers or finders in connection with the merger agreement.
     The merger agreement also contains additional customary representations and warranties of Emerson relating to, among other things:
•	sufficiency of funding to make all required payments under the merger agreement; and

•	formation and operations of MergerSub.
     In addition, the merger agreement contains additional customary representations and warranties of Stratos relating to, among other things:
•	capital structure;

•	board approval;

•	absence of any material adverse change and certain other changes or events since April 30, 2006;

•	possession and validity of all required licenses and governmental authorizations to own and operate Stratos’ and its subsidiaries’ properties and to conduct its business as currently conducted;

•	tax matters;

•	employee benefits matters;

•	compliance with environmental laws;

•	labor matters;

•	intellectual property matters;

•	takeover statutes applicable to the merger;

•	the amendment to Stratos’ stockholder rights agreement to provide that neither the execution of the merger agreement nor the closing of the merger would trigger the rights agreement;

•	opinion of our financial advisor;

•	ownership of subsidiaries;

•	filing and accuracy of required SEC reports since May 1, 2003 and compliance with U.S. securities laws;

•	accuracy of financial statements of Stratos and its subsidiaries, including that the financial statements have been prepared in conformity with generally accepted accounting principles, except to the extent not required under applicable SEC rules, and fairly present in all material respects the financial position and results of operations and cash flows of Stratos and its subsidiaries;

•	no undisclosed material liabilities;

•	absence of dividends or distributions by Stratos and its subsidiaries;

•	real property owned by Stratos or any of its subsidiaries;

•	real property leases;

•	title to assets;

•	existence and status of certain contracts of Stratos and its subsidiaries;

•	maintenance of insurance policies;

•	transactions with affiliates; and

•	foreign operations and compliance with import/export and foreign corrupt practice laws.
     Certain of the representations and warranties of Emerson, MergerSub and Stratos are qualified by materiality or by a statement that the representation or warranty is true, accurate and complete, except where the failure to be true, accurate and complete would not have or be reasonably likely to have a material adverse effect. As used in the merger agreement, the term “material adverse effect” means, with respect to Emerson or Stratos, as the case may be, any event, change or effect that
•	would prevent, impair or materially delay the ability of Emerson or Stratos, as the case may be, to consummate the merger or

•	individually or when taken together with all other such events, changes or effects is materially adverse to the business, financial condition, assets or results of operations of Emerson and its subsidiaries, taken as a whole, or Stratos and its subsidiaries, taken as a whole, as the case may be, subject to certain customary exceptions.
     Pursuant to the terms of the merger agreement, the representations and warranties contained in the agreement terminate at the effective time of the merger.

Principal Covenants
     We have undertaken certain covenants in the merger agreement concerning the conduct of our business between the date the merger agreement was signed and the completion of the merger. Under the terms of the merger agreement, Stratos and its subsidiaries are required to carry on their businesses in the ordinary course consistent with past practice and in compliance with material applicable laws and governmental authorizations, to use reasonable best efforts to keep their current business organizations intact, to keep available the services of their current directors, officers and employees, and to preserve their relationships with customers, lenders and suppliers. Stratos has agreed that, prior to the completion of the merger, except as expressly contemplated by the merger agreement, without the prior written consent of Emerson, each of Stratos and its subsidiaries will not:
•	declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (other than regularly scheduled dividends on Stratos Series B preferred stock consistent with past practice);

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other securities of Stratos or its subsidiaries or any rights, warrants or options to acquire any such shares or securities (other than the cancellation of Stratos stock options in connection with the exercise thereof or pursuant to the stockholder rights agreement);

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any securities (other than the issuance of shares of Stratos common stock upon the exercise of stock options that are outstanding as of the date of the merger agreement in accordance with the terms of those options on such date and issuances, if any, pursuant to the stockholder rights agreement), or amend any term of any such security;

•	amend its charter, by-laws or other comparable organizational documents;

•	acquire or agree to acquire any interest in any business organization or division thereof or any material amount of assets (other than purchases of inventory in the ordinary course of business or in accordance with certain permitted capital investments), merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	sell, lease, license, mortgage, encumber or otherwise dispose of any subsidiary or any material amount of securities, properties or assets (other than the sale of inventory or obsolete equipment in the ordinary course of business consistent with past practice or pursuant to certain existing contracts or commitments as contemplated by the merger agreement);

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (other than in the ordinary course of business on terms consistent with past practices in an amount not to exceed $100,000 in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by Stratos without penalty or premium);

•	make any loan, advance, investment or capital contribution to, or other investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person (other than loans, advances, investments and capital contributions to or in wholly-owned subsidiaries made in the ordinary course of business consistent with past practices and other than advances of expenses to employees and consultants in the ordinary course of business);

•	grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees (other than as required pursuant to certain existing benefit plans);

•	increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement;

•	enter into any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees;

•	establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees (other than certain benefit arrangements with employees in the ordinary course of business);

•	increase the compensation, bonus or other benefits payable or to become payable to its directors, executives or employees (other than in the ordinary course of business consistent with past practice as to timing and amount);

•	transfer or agree to transfer any employee from working for Stratos or any of its subsidiaries (other than to Stratos or any of its subsidiaries) or induce any employee to resign such employee’s employment with Stratos or any of its subsidiaries;

•	incur any capital expenditures or any obligations or liabilities in respect thereof (other than as contemplated by and provided for in the merger agreement);

•	create or incur any lien on any material asset (other than any immaterial lien incurred in the ordinary course of business consistent with past practices);

•	enter into any contract that would have been a “company material contract” (as defined in the merger agreement) were Stratos or any of its subsidiaries a party or subject thereto on the date the merger agreement was entered into (other than in the ordinary course consistent with past practices)

•	terminate or amend, in any material respect which would reasonably be expected to be detrimental to Stratos or any of its subsidiaries, any such material contract or waive any material right thereunder;

•	terminate, renew, suspend, abrogate, amend or modify in any material respect certain business permits defined in the merger agreement (other than renewals, amendments or modifications in the ordinary course of business);

•	make any change in any method of accounting or accounting principles or practice (except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act as approved by Stratos’ independent public accountants);

•	settle, or offer or propose to settle
o	any litigation, investigation, arbitration, proceeding or other claim involving or against Stratos or any of its subsidiaries that is material to Stratos and its subsidiaries, taken as a whole or involving a payment by Stratos or its subsidiaries in excess of $100,000,

o	any stockholder litigation or dispute against Stratos or any of its officers or directors, or

o	any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;
•	grant any license with respect to the intellectual property of Stratos (other than non-exclusive licenses granted in the ordinary course of business consistent with past practices) or take any action or omit to take any action or make any filing or pay any fee that would reasonably be expected to cause any material intellectual property of Stratos used or held for use in its business to expire or become invalidated, abandoned or dedicated to the public domain;

•	pay, discharge or satisfy any claims, liabilities or obligations (other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the financial statements of Stratos or incurred in the ordinary course of business and consistent with past practice);

•	fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

•	take any action that would make any representation or warranty of Stratos under the merger agreement inaccurate in any material respect at, or as of any time before, the effective time of the merger or would materially delay the closing of the merger;

•	except as required by law, make any material tax election or take any material position on any material tax return filed on or after the date of the merger agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods or settle or resolve any material tax controversy;

•	enter into any lease or sublease of real property or change, terminate or fail to exercise any right to renew any lease or sublease of real property; or

•	agree, resolve or commit to do any of the foregoing.
No Solicitation
     Except as described below, Stratos has agreed that, until either the completion of the merger or the termination of the merger agreement, it will not, and will cause its subsidiaries and affiliates and its and their respective officers, directors, employees, investment bankers, attorneys and other agents, advisors and representatives not to:
•	solicit, initiate, or take any action to facilitate or encourage the submission of any “acquisition proposal,” as defined in the merger agreement (generally, a proposal by a third party relating to the acquisition of the stock or assets of Stratos or its subsidiaries);

•	enter into any agreement with respect to any such proposal (other than certain confidentiality agreements contemplated by the merger agreement);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Stratos or any of its subsidiaries or afford access to the business, properties, assets, books or records of Stratos or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•	fail to make, withdraw or modify in a manner adverse to Emerson or publicly propose to withdraw or modify in a manner adverse to Emerson the Stratos board of director’s recommendation regarding the merger,

•	recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal,

•	take any action or make any statement inconsistent with Stratos’ board recommendation regarding the merger; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Stratos or any of its subsidiaries.
     Stratos has also agreed to cease and cause to be terminated, and to cause its subsidiaries and representatives to cease and cause to be terminated, all activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement and to use reasonable best efforts to cause such third parties (and their agents and advisors) to return or destroy confidential information about Stratos or its subsidiaries provided to them by or on behalf of Stratos.
     In addition, Stratos has agreed to promptly notify Emerson of the receipt of any acquisition proposal, any inquiry that would be reasonably expected to lead to an acquisition proposal or of any request for information relating to Stratos or any of its subsidiaries or for access to the business, properties, assets, books or records of Stratos or any of its subsidiaries by any third party who reasonably appears to intend to make, or has made, an acquisition proposal. Stratos has agreed to keep Emerson fully informed of the status and details of any such acquisition proposal, inquiry or request and to promptly provide to Emerson copies of all correspondence and written materials sent or provided to Stratos or any of its subsidiaries that describes any material terms or conditions of any acquisition proposal.
     Stratos has also agreed it will not take any action to make any state takeover statute inapplicable to any acquisition proposal.
     Notwithstanding the restrictions above, at any time prior to the approval and adoption of the merger agreement by the Stratos stockholders, Stratos’ board of directors may:
•	subject to the restrictions set forth in the merger agreement, engage in negotiations or discussions with any third party that has made, after the date of the merger agreement, a “superior proposal” (as defined below) or an unsolicited bona fide acquisition proposal that the Stratos board of directors reasonably believes (after consultation with a financial advisor and outside legal counsel) will lead to a superior proposal;

•	thereafter furnish to such third party nonpublic information relating to Stratos or any of its subsidiaries pursuant to a specified confidentiality agreement; provided that all such information is also or has been provided to Emerson; and

•	following receipt of a superior proposal after the date of the merger agreement, make an adverse recommendation change;
but only if the Stratos board of directors determines in good faith by a majority vote, after considering advice from outside legal counsel, that such action is necessary in order for the board to comply with its fiduciary duties to stockholders under applicable law. In addition, the Stratos board of directors may not take any of the actions described above unless Stratos has first given Emerson prior written notice advising Emerson that it intends to take such action.
     A “superior proposal” is any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of Stratos common stock on terms that the Stratos board of directors determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal would result in a transaction:
•	that, if consummated, is more favorable to Stratos’ stockholders from a financial point of view than the merger or, if applicable, any proposal by Emerson to amend the terms of the merger agreement taking into account all the terms and conditions of such proposal and the merger agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements),

•	that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal, and

•	for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Stratos board of directors.
Boards of Directors’ Covenant to Recommend
     Under the terms of the merger agreement, Stratos is required to hold a Stratos stockholder meeting and to submit the merger agreement and the merger to its stockholders for approval and adoption, and the Stratos board of directors is required to recommend approval and adoption of the merger agreement to the Stratos stockholders (subject to the board’s consideration of any superior proposal, as discussed above). The Stratos board of directors may not withdraw or modify, or propose to withdraw or modify in any manner adverse to Emerson, its recommendation (other than in connection with a superior proposal, as discussed above).
Fees and Expenses
     We have each agreed to pay our own costs and expenses incurred in connection with the transactions contemplated by the merger agreement, except that Emerson has agreed to pay all filing fees, including without limitation the fees under the HSR Act, and Stratos has agreed to pay all printing expenses. In certain circumstances in connection with the termination of the merger agreement, Stratos will be required to pay Emerson a termination fee in the amount of $1,300,000.00. See “—Termination of the Merger Agreement — Termination Fee Payable by Stratos”.
Reasonable Best Efforts
     We have each agreed to use reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective expeditiously the merger and the other transactions contemplated by the merger agreement, including the completion and submission of all required HSR Act filings and all appropriate filings required by the German Federal Cartel Office. For purposes of the merger agreement, reasonable best efforts do not include entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated by the merger agreement or divesting or otherwise holding separate (or agreeing so to do) with respect to Emerson, its subsidiaries or affiliates or any of their respective businesses, assets or properties.
Directors’ and Officers’ Indemnification
     Subject to applicable law, Emerson has agreed in the merger agreement to indemnify, and to cause the surviving corporation to indemnify, each present and former director and officer of Stratos (when acting in such capacity), determined as of the effective time, against any costs incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger. In addition, subject to the conditions described in the merger agreement, Emerson has agreed to cause the surviving corporation to maintain a policy of officers’ and directors’ liability insurance for a period of six years following the effective time of the merger. See “Interests of Our Directors and Executive Officers in the Merger — Indemnification and Insurance.”
Delisting of Stratos Common Stock
     Stratos has agreed to cooperate with Emerson to take all actions reasonably necessary to enable the de-listing of Stratos common stock from the NASDAQ Global Market and the deregistration of Stratos common stock under the Exchange Act as soon as practicable after the effective time of the merger.

Treatment of Non-Business Assets
     The merger agreement provides that, if, as of the effective time of the merger, Stratos is expected to have, in Emerson’s sole determination, “substantial nonbusiness assets” as defined in Section 382(l)(4) of the Internal Revenue Code, then the parties agree to take such action as reasonably requested by Emerson reasonably prior to the effective time of the merger to avoid application of Section 382(l)(4) in limiting or reducing the amount of losses that can be utilized following an ownership change of Stratos, and such action may include, if requested by Emerson, the declaration and payment of a cash dividend to Stratos’ stockholders immediately prior to the effective time of the merger. The per share merger consideration payable in respect of Stratos common stock would be reduced by the per share amount of such cash dividend, if any.
Other Covenants and Agreements
     The merger agreement contains certain other covenants, including covenants relating to Emerson’s right to participate in the defense or settlement of any Stratos stockholder litigation related to the merger agreement, access to information, public announcements, state takeover laws, maintenance of employee benefit plans and employment agreements, and notification of certain matters.
What is Needed to Complete the Merger?
     Conditions Precedent to Each Party’s Obligation to Effect the Merger. Each of the following conditions must be satisfied or, to the extent permissible, waived before the merger can become effective:
•	the merger agreement must be duly approved and adopted by the requisite vote of Stratos’ stockholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or been terminated;

•	all required authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity must have been obtained, been made or occurred (including the approval of the German Federal Cartel Office, if required); and

•	there must be no law or order which is then in effect that was enacted, issued, promulgated, enforced or entered by a governmental entity which has the effect of making the merger or any of the transactions contemplated by the merger agreement illegal.
     Conditions Precedent to the Obligations of Stratos. Stratos’ obligation to effect the merger depends upon the fulfillment or waiver, at or prior to the effective time of the merger, of each of the following additional conditions:
•	Emerson and MergerSub must have performed in all material respects each of their material agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger and Stratos must have received a certificate signed on behalf of Emerson by an officer of Emerson to that effect; and

•	each of the representations and warranties of Emerson and MergerSub contained in the merger agreement, when read without any exception or qualification as to materiality or material adverse effect, must be true and correct at the effective time of the merger as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as does not have and would not reasonably be expected to have a material adverse effect on Emerson at the effective time of the merger (other than with respect to our capitalization representation, which must be true and correct in all material respects) and except as contemplated or permitted by the merger agreement, and Stratos must have received a certificate signed on behalf of Emerson by an officer of Emerson to that effect.

     Conditions Precedent to the Obligations of Emerson and MergerSub. Emerson’s and MergerSub’s obligations to effect the merger depend upon the fulfillment or waiver, at or prior to the effective time of the merger, of each of the following additional conditions:
•	Stratos must have performed in all material respects each of its material agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger and Emerson must have received a certificate signed on behalf of Stratos by an officer of Stratos to that effect;

•	each of the representations and warranties of Stratos contained in the merger agreement, when read without any exception or qualification as to materiality or material adverse effect, must be true and correct at the effective time of the merger as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as does not have and would not reasonably be expected to have a material adverse effect on Stratos at the effective time of the merger and except as contemplated or permitted by the merger agreement, and Emerson must have received a certificate signed on behalf of Stratos by an officer of Stratos to that effect;

•	there must not be instituted or pending by a governmental entity or any other person any action or proceeding, or any pending action or proceeding:
o	challenging or seeking to make illegal or otherwise to prohibit the consummation of the merger, seeking to obtain material damages or otherwise relating to the transactions contemplated by the merger,

o	seeking to restrain or prohibit Emerson’s or any of Emerson’s affiliates’ ability to exercise full rights of ownership of Stratos common stock, or ownership or operation of all or any material portion of the business or assets of Stratos and its subsidiaries or of Emerson and its subsidiaries, or

o	seeking to compel Emerson or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Stratos and its subsidiaries, or of Emerson and its subsidiaries;
•	there must not have been any action taken, or any applicable law enacted, enforced, promulgated, issued or deemed applicable to the merger, by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the merger) that is reasonably likely to result in any of the consequences referred to in the preceding bullet point;

•	there must not have occurred and be continuing as of or otherwise arisen before the effective time of the merger any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Stratos;

•	the required governmental authorizations and other consents and approvals contemplated by the merger agreement must have been obtained and must be in full force and effect;

•	the aggregate amount of consideration to be paid to holders of Stratos Series B preferred stock as a result of the merger must not exceed $2,209,500; and

•	Stratos must have taken all action necessary to render the rights issued pursuant to the terms of the stockholder rights agreement inapplicable to the merger, the merger agreement and the transactions contemplated by the merger agreement and must have provided to Emerson evidence in a form which is reasonably acceptable to Emerson of all such action.

Termination of the Merger Agreement
     Right to Terminate. The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the adoption of the merger agreement by the Stratos stockholders, by the mutual written consent of Stratos and Emerson, and, in addition;
by either of Stratos or Emerson:
•	if the other party fails to comply in any material respect with any of its material covenants or agreements under the merger agreement required to be performed at or prior to the effective time of the merger, which failure cannot be cured before November 14, 2007;

•	if the other party breaches in any material respect any of its representations or warranties in the merger agreement, which breach has had or is reasonably expected to have a material adverse effect on the other party and cannot be cured before November 14, 2007;

•	if the merger has not been completed by November 14, 2007, except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the merger agreement;

•	if there is any applicable law, order, injunction or similar requirement that makes consummation of the merger illegal or otherwise prohibited or enjoins Stratos or Emerson from consummating the merger and such enjoinment shall have become final and nonappealable;

•	if Stratos’ stockholders fail to approve and adopt the merger agreement;
by Stratos:
•	if the Stratos board of directors authorizes Stratos, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal, provided, that Stratos pays a termination fee of $1,300,000 to Emerson in accordance with the terms of the merger agreement, and provided further, that, prior to any such termination, Stratos notifies Emerson in writing of its intention to terminate the merger agreement and to enter into a binding written agreement concerning a superior proposal, and Emerson does not make, within four business days of receipt of such written notification, an offer that is at least as favorable to the Stratos stockholders as such superior proposal;
by Emerson:
•	if an adverse recommendation change by the Stratos board has occurred, if the Stratos board of directors has failed to publicly confirm such board’s recommendation regarding the merger within five business days of a written request by Emerson that it do so, or if Stratos has breached any of its obligations under the merger agreement regarding third party acquisition proposals or the holding of a meeting of Stratos stockholders for the purpose of approving and adopting the merger agreement.
     Effect of Termination. If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party (other than for any required termination fee), provided that, if such termination results from the failure of either party to fulfill a condition to the performance of the obligations of the other party, the failure of either party to perform a covenant made by such party pursuant to the merger agreement or willful or reckless breach by any party of any representation or warranty made by such party pursuant to the merger agreement, then such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. In addition, the provisions of the merger agreement relating to the effect of the termination of the merger agreement, the provisions governing the payment of a termination fee to Emerson, and certain other provisions will continue in effect notwithstanding termination of the merger agreement.

     Termination Fee Payable by Stratos. In the merger agreement, Stratos has agreed to pay Emerson a termination fee of $1,300,000 if:
•	Stratos terminates the merger agreement when the Stratos board of directors authorizes Stratos to enter into an agreement concerning a superior proposal; or

•	Emerson terminates the merger agreement after an adverse recommendation change by the Stratos board has occurred, after the Stratos board of directors has failed to publicly confirm its recommendation regarding the merger, or after Stratos has breached any of its obligations regarding third party acquisition proposals or the holding of a meeting of Stratos stockholders;
     In addition, the termination fee of $1,300,000 is also payable if:
•	Either Stratos or Emerson terminates the merger agreement because the merger has not been completed by November 14, 2007 and a vote of the Stratos stockholders at the stockholder meeting to obtain stockholder approval and adoption has not occurred prior to such termination; or

•	Either Stratos or Emerson terminates the merger agreement as a result of the failure of Stratos’ stockholders to approve and adopt the merger agreement;

but only if, prior to the Stratos stockholder meeting, or November 14, 2007, as the case may be, an acquisition proposal shall have been made, and within 12 months following the date of such termination:

•	Stratos merges with or into, or is acquired by, a third party;

•	a third party acquires more than 50% of the total assets of Stratos and its subsidiaries, taken as a whole;

•	a third party acquires more than 50% of the outstanding shares of Stratos common stock; or

•	Stratos adopts or implements a plan of liquidation, a share repurchase relating to more than 50% of the outstanding shares its common stock or an extraordinary dividend or recapitalization relating to more than 50% of the assets of Stratos and its subsidiaries, taken as a whole (or Stratos shall have entered into any contract or agreement providing for any such action).
Amendments
     The merger agreement may be amended by the parties at any time before or after approval and adoption by Stratos stockholders at the stockholder meeting, but, after any such approval and adoption, no amendment shall be made which by law requires further approval and adoption by such stockholders without such further approval and adoption. No amendment will be effective unless it is set forth in a written instrument signed on behalf of Emerson, MergerSub and us and authorized by each of Emerson’s, MergerSub’s and our board of directors or a duly designated committee thereof.
APPRAISAL RIGHTS
     The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement and is incorporated herein by reference. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

     Delaware law entitles the holders of shares of Stratos common stock, who choose not to vote in favor of the approval and adoption of the merger agreement and who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares of our common stock appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger, in place of the merger consideration as determined by the court. Holders of shares of Stratos Series B preferred stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware as the certificate of incorporation of Stratos includes a provision that specifically states the amount the Series B preferred stockholders are entitled to receive in any cash-out merger.
     In order to exercise appraisal rights, a common stockholder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares under Delaware law. If you vote to approve and adopt the merger agreement, you will not have the right to have your shares of our common stock appraised. If you desire to exercise your appraisal rights, you must also submit a written demand for payment of the fair value of our common stock held by you before the vote on the merger proposal is taken at the special meeting.
     Section 262 requires that, where a merger agreement is to be submitted for approval and adoption at a stockholders’ meeting, stockholders on the record date for the meeting must be notified not less than 20 days before the meeting that appraisal rights will be available. This proxy statement constitutes our notice to the holders of Stratos common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
     If you elect to demand appraisal of your shares, you must:
•	be a holder of record of shares of Stratos common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

•	deliver to us a written demand for appraisal of your shares of Stratos common stock before the vote of stockholders with respect to the merger agreement is taken at the special meeting; and

•	not vote in favor of the approval and adoption of the merger agreement.
     If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Stratos common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Stratos common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the approval and adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal. A vote in favor of the approval and adoption of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.
     Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

     Only a holder of record of shares of Stratos common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, should specify the holder’s name, mailing address and the number of shares registered in the holder’s name and must state that such person intends thereby to demand appraisal of his, her or its shares of Stratos common stock in connection with the merger. If the shares of Stratos common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Stratos common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Stratos common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Stratos common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Stratos common stock as to which appraisal is sought and where no number of shares of Stratos common stock is expressly mentioned the demand will be presumed to cover all shares of Stratos common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.
     Stockholders who hold their shares of Stratos common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.
     All demands for appraisal should be made in writing and addressed to Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706; Attn: Corporate Secretary and delivered before the stockholder vote on the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of Stratos common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.
     Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each stockholder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of Stratos common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Chancery Court demanding a determination of the fair value of the shares of Stratos common stock held by all holders entitled to appraisal. Neither Emerson nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previous written demand for appraisal. Within 120 days after the effective time of the merger, any holder of Stratos common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
     If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Stratos common stock and with whom agreements as to the value of their shares of Stratos common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. The Register in Chancery, if so ordered by the Chancery Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of notices by mail and by publication must be approved by the Chancery Court and the surviving corporation will bear the costs thereof.
     At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of Stratos common stock (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.
     After determination of the holders entitled to appraisal of their shares of Stratos common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. When the fair value is determined, the Chancery Court will direct the payment of the fair value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the holders entitled to receive payment in the case of holders of uncertificated stock, and, in the case of holders of certificated shares, upon surrender by such holders of the certificates representing the applicable shares of Stratos common stock.
     You should be aware that the fair value of your shares of Stratos common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.
     Costs of the appraisal proceeding, which do not include attorneys’ fees or expert witness fees, may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Stratos common stock entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses.
     Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of Stratos common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the merger consideration for his, her or its shares of Stratos common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.
     In view of the complexity of Section 262, holders of shares of Stratos common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE INFORMATION FOR OUR COMMON STOCK
     Our common stock is traded on the NASDAQ Global Market under the symbol “STLW.” The following table sets forth by quarter, since the beginning of our fiscal year ended April 30, 2006, the high and low per share sales prices of our common stock on the NASDAQ Global Market:

	Market Prices
	High	Low
Fiscal Year Ended April 30, 2006
First Quarter	$5.81	$3.96
Second Quarter	6.35	5.03
Third Quarter	6.72	5.05
Fourth Quarter	8.25	6.35
Fiscal Year Ended April 30, 2007
First Quarter	$7.81	$5.55
Second Quarter	6.95	5.86
Third Quarter	8.00	6.28
Fourth Quarter	8.19	7.00
Fiscal Year Ending April 30, 2008
First Quarter (through _____, 2007)	$—	$—
     On May 11, 2007, the last trading day before the public announcement of the proposed merger, the closing sale price of our common stock on the NASDAQ Global Market was $8.05. On ___, 2007, the last trading day before the date of this proxy statement, the closing sale price of our common stock on the NASDAQ Global Market was $___. You are encouraged to obtain current market quotations for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Five Percent Beneficial Owners
     The following table sets forth all persons known to be the beneficial owner of more than five percent of either or both of our common stock and Series B Preferred stock as of May 25, 2007.

			Number of
	Number of		Shares of
	Shares of		Series B
	Common	Percent of	Preferred	Percent of
Name and Address of Beneficial Owner	Stock	Class	Stock	Class
Steel Partners II, L.P. (1) 590 Madison Ave 32nd Floor New York, New York 10022	2,183,650	15.1%	—	0.0%

Riley Investment Partners Master Fund, L.P. (2) 11100 Santa Monica Blvd Suite 810 Los Angeles, California 90025	1,209,217	8.3%	—	0.0%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	1,102,925	7.6%	—	0.0%

William N. Stout (4) 8084 McKenzie Ct. Las Vegas, Nevada 89129	713,964	4.9%	9,462	96.4%

(1)	Based on a Statement on Schedule 13D/A filed by Steel Partners II, L.P. with the SEC on June 12, 2006. Steel Partners L.L.C, as the general partner of Steel Partners II, L.P., and Warren G. Lichtenstein, as the sole executive officer and managing member of Steel Partners L.L.C., may each be deemed to beneficially own the 2,183,650 shares held by Steel Partners II, L.P. Mr. Lichtenstein has sole voting and dispositive power with respect to such shares.

(2)	Based on a Statement on Schedule 13G/A filed by Riley Investment Partners Master Fund, L.P. with the SEC on February 2, 2007. Riley Investment Management LLC has sole investment and voting power over the 1,209,217 shares held by Riley Investment Partners Master Fund, L.P. and may be deemed to have beneficial ownership of these shares.

(3)	Based on a Statement on Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2007. The 1,102,925 shares are held by one or more investment companies, trusts and accounts to which Dimensional Fund Advisors LP serves as investment advisor or manager and, in which capacity, Dimensional possess investment and/or voting power over the shares. Dimensional Fund Advisors disclaims beneficial ownership of such shares.

(4)	Based on corporate records of Stratos and a Statement on Schedule 13G/A filed by William N. Stout with the SEC on February 12, 2007. Includes 701,543 shares of common stock held by the William N. and Carol A. Stout Trust dated November 24, 1998, which Mr. and Ms. Stout, as trustees and beneficiaries of the Trust, may be deemed to beneficially own and over which they share voting and dispositive power. In addition, Mr. Stout directly holds 12,421 shares of common stock.
Ownership of Stratos Common Stock and Series B Preferred Stock by Stratos Directors and Executive Officers
     The following table sets forth the number of shares of Stratos common stock and Series B Preferred stock beneficially owned as of May 25, 2007, by each of our directors and executive officers, and by all current directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to such securities.

	Number of Shares and
Name of Beneficial Owner	Nature of Beneficial	Percent of Class
	Ownership
Reginald W. Barrett (1)	113,826	0.8%

Kenne P. Bristol (2)	56,000	0.4%

Richard C.E. Durrant (3)	62,906	0.4%

Phillip A. Harris (4)	193,270	1.3%

Barry Hollingsworth (5)	37,550	0.3%

David Y. Howe (6)	105,110	0.7%

Charles Daniel Nelsen (7)	48,385	0.3%

Joe D. Norwood (8)	201,655	1.4%

Edward J. O’Connell (9)	48,080	0.3%

Dale Reed (10)	83,786	0.6%

Brian J. Stark (11)	36,000	0.2%

Newell V. Starks (12)	234,772	1.6%

Directors and Executive Officers as a Group (12 individuals) (13)	1,221,340	8.4%

(1)	Includes 39,264 shares of restricted common stock.

(2)	Includes 36,000 shares of restricted common stock.

(3)	Includes 31,540 shares of restricted common stock, and 18,289 shares of common stock subject to options that are exercisable.

(4)	Includes 126,832 shares of restricted common stock, and 4,968 shares of common stock held in a 401(k) account.

(5)	Includes 31,275 shares of restricted common stock, and 4,000 options, of which 3,000 are exercisable and 1,000 will vest in connection with the merger.

(6)	Includes 31,632 shares of restricted common stock.

(7)	Includes 31,632 shares of restricted common stock, and 385 shares of common stock held in an individual retirement account.

(8)	Includes 46,740 shares of restricted common stock, and 124,215 shares of common stock held as beneficiary of Norwood Family Trust dated November 10, 2003.

(9)	Includes 31,632 shares of restricted common stock, 50 shares of common stock held jointly with his wife, and 30 shares of common stock held in an individual retirement account.

(10)	Includes 21,140 shares of restricted common stock.

(11)	Includes 36,000 shares of restricted common stock.

(12)	Includes 75,800 shares of restricted common stock, 12,421 shares of common stock held as sole member of Kennan Road LLC, and 106,800 shares of common stock held as sole member of Kennan Road II LLC.

(13)	Includes 21,289 shares of common stock subject to options that are exercisable, 1,000 shares of common stock subject to options that will vest in connection with the merger, 5,383 shares of common stock held in retirement plans, 124,215 shares of common stock held in trust, 50 shares of common stock held jointly, and 539,487 shares of restricted common stock.
FUTURE STOCKHOLDER PROPOSALS
     Following the merger, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated as anticipated, we expect to hold our annual meeting in respect of our fiscal year ended April 30, 2006 as soon as practicable following the special meeting. If we hold such an annual meeting, we will notify stockholders entitled to vote at such meeting in writing in accordance with the terms of our bylaws and applicable law. In order to be eligible for inclusion in our proxy materials for our next annual meeting, pursuant to Exchange Act Rule 14a-8 written notice of any stockholder proposal must be received by us a reasonable time before we begin to print and send our proxy materials for such annual meeting.
     Our bylaws require that, in order for a stockholder to nominate a person for election to the board of directors or propose business to be considered by the stockholders at an annual meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to our corporate secretary at c/o: Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, and must be a stockholder of record at the time of giving the notice. The notice must specify (1) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the annual meeting pursuant to the Exchange Act if the person were a nominee included in that proxy statement, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on Stratos’ books and of the beneficial owner, the class and number of shares of Stratos owned beneficially and of record by the stockholder and the beneficial owner, and a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of voting shares of Stratos required under applicable law to carry the proposal or elect the nominee or nominees. Our bylaws require the notice to be given not later than the close of business on the later of the 90th day prior to the annual meeting in respect of fiscal 2006 or the 10th day following public announcement of the date of such annual meeting. If the number of directors to be elected at the next annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by the date that is 55 days prior to the later of: (a) the 90th day prior to the date of such annual meeting or (b) the 10th day following the public announcement of the date of such annual meeting, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by our corporate secretary not later than the close of business on the 10th calendar day following the date of our public announcement.
     Although the requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement, our bylaws provide that nothing in our bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Section 14a-8 under the Exchange Act.
     Nothing in this section should be construed to require the inclusion of information about any stockholder proposal in Stratos’ proxy statement.
OTHER MATTERS
     We currently know of no other business that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (303) 942-8090.
     Our filings with the SEC are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.
     You should rely only on the information contained in this proxy statement to vote on the proposal to approve and adopt the merger agreement. We have not authorized anyone to provide you with information

that is different from what is contained in this proxy statement. This proxy statement is dated [        ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in the proxy statement). Neither the mailing of this proxy statement to stockholders nor the payment of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly following the instructions on the proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.
     If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll-Free (800) 322-2885
or Call Collect to (212) 929-5500

Annex A
Agreement and Plan of Merger
among
Emerson Network Power Connectivity Solutions, Inc.,
Emersub C, Inc.
and
Stratos International, Inc.
Dated as of May 14, 2007

Agreement and Plan of Merger

A-i

A-ii

TABLE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	4.2	(a)
Adverse Recommendation Change	4.2	(a)
Affiliate	3.2	(a)
Agreement	Forepart
Certificate of Merger	1.1
Certificates	1.6	(b)
Closing	1.12
Closing Date	3.11	(e)
Code	1.6	(c)
Company	Forepart
Company Board Recommendation	3.3
Company Bylaws	1.4	(a)
Company Charter	1.4	(a)
Company Common Stock	Recitals
Company Letter	3.2
Company Material Contract	3.17	(a)
Company Permits	3.8
Company Plan	3.11	(c)
Company Proxy Statement	2.4
Company SEC Documents	3.5	(a)
Company Securities	3.2	(b)
Company Series B Preferred Stock	Recitals
Company Stock	Recitals
Company Stock Options	3.2	(a)
Company Stock Plans	3.2	(a)
Company Stock Price	1.5	(d)
Company Stockholders	1.6	(c)
Company Stockholder Approval	3.14
Company Stockholder Meeting	5.1
Company Subsidiary Securities	3.2	(c)
Confidentiality Agreement	5.3
Constituent Corporations	Forepart
Contract	3.17	(a)
Costs	5.9	(a)
Current Premium	5.9	(c)
D&O Insurance	5.9	(c)
DGCL	1.1
Dissenting Shares	1.5	(f)
Effective Time	1.2
Employee Benefit Plan	3.11	(k)
End Date	7.1	(d)
Environmental Law	3.16	(a)
Environmental Permits	3.16	(a)
ERISA	3.11	(a)
ERISA Affiliate	3.11	(c)
Exchange Act	2.3
Exchange Agent	1.6	(a)
Exchange Fund	1.6	(a)
Exchange Amount	1.5	(c)
GAAP	3.5	(d)

A-iii

Defined Term	Section
Governmental Entity	2.3
Hazardous Substance	3.16	(a)
HSR Act	2.3
Indemnified Parties	5.9	(a)
Intellectual Property	3.15	(g)
internal controls	3.15	(d)
Knowledge of Parent	2.5
Knowledge of the Company	3.10
Law	1.6	(c)
Leased Real Property	3.18
Liens	3.2	(c)
Limited	3.11	(k)
made available	3.2	(a)
Material Adverse Effect	2.3
Merger	Recitals
Multiemployer Plan	3.11	(c)
Nasdaq	1.5	(d)
Owned Real Property	3.18
Parent	Forepart
Parent Letter	2.3
Payment Event	5.4	(b)
Permitted Liens	3.2	(c)
Person	1.6	(b)
Preferred Amount	1.5	(d)
Registered Intellectual Property	3.15	(a)
Representatives	4.2	(a)
Rights	Recitals
Rights Agreement	Recitals
Retained Employee	5.11	(a)
Sarbanes-Oxley Act	3.5	(a)
SEC	3.5	(a)
Securities Act	3.5	(a)
Sub	Forepart
Subsidiary	2.3
Superior Proposal	4.2	(b)
Surviving Corporation	1.1
Tax Returns	3.9	(y)
Taxes	3.9	(x)
Third Party	4.2	(a)
Trade Secrets	3.15	(e)
Transactions	1.12
Treasury Regulations	3.9	(z)
TUPE	3.11	(u)
Uncertificated Shares	1.5	(e)
Unpaid Dividends	1.5	(d)

A-iv

Agreement and Plan of Merger
          Agreement and Plan of Merger, dated as of May 14, 2007 (this “Agreement”), among Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation (“Parent”), Emersub C, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Stratos International, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).
W I T N E S S E T H:
          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, including the conversion of each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) together with the associated right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Rights”) under the Rights Agreement dated March 23, 2001 between the Company and Mellon Investor Services LLC, as amended July 2, 2003 (the “Rights Agreement”), not owned directly or indirectly by Parent or the Company, into the right to receive the Exchange Amount;
          WHEREAS, as of the Effective Time, each issued and outstanding share of Series B Preferred Stock, par value $.01 per share, of the Company (the “Company Series B Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Preferred Amount; and
          WHEREAS, the Board of Directors of the Company has determined that the Merger is in the best interests of its stockholders.
          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Upon the Closing, the Constituent Corporations shall file a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.
          Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger becomes effective or such later time set forth in the Certificate of Merger.
          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
          Section 1.4 Charter and Bylaws; Directors and Officers.
          (a) At the Effective Time, the Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended to read as set forth in Exhibit A hereto. As so amended, the Company Charter shall be the Restated Certificate of Incorporation of the Surviving Corporation

until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of the Company, as amended (the “Company Bylaws”), as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit B hereto. As so amended and restated, the Company Bylaws shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
          (b) The director of Sub at the Effective Time shall be the director of the Surviving Corporation, until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:
          (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          (b) All shares of Company Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company or are owned directly or indirectly by Parent, in each case immediately prior to the Effective Time and together with any associated Rights, shall be canceled and no consideration shall be delivered in exchange for such shares.
          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Rights (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $8.00 in cash, without interest, subject to adjustment as provided in Section 5.13 (such per-share amount being the “Exchange Amount”).
          (d) In accordance with the Company Charter, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive from the Surviving Corporation the following amount (the “Preferred Amount”):
     (i) if the Company Stock Price is $7.00 or less per share, then the sum of $100 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus the Unpaid Dividends with respect to such share, or
     (ii) if the Company Stock Price is greater than $7.00 but less than $12.00 per share, then the sum of (A) $100 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus (B) the product obtained by multiplying $125 by a fraction, (1) the numerator of which is equal to the Company Stock Price (rounded down to the closest integer) minus $7.00 and (2) the denominator of which is 5, plus (C) the Unpaid Dividends with respect to such share, or
     (iii) if the Company Stock Price is $12.00 or greater per share, then $225 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus the Unpaid Dividends with respect to such share;
provided, however, that in the event that an Optional Special Dividend (as defined in the Company’s Certificate of Designation of Series B Preferred Stock) shall have been declared, the per-share amount otherwise payable pursuant to this Section 1.5(d) shall be reduced by $100.
As used in this Section 1.5(d), the following terms shall have the meanings specified below:
     “Company Stock Price” means as of the day immediately preceding the day on which the Effective Time occurs, the average of the representative bid and asked prices for the Company Common Stock quoted on the Nasdaq Global Market (“Nasdaq”) as of 4:00 P.M., New York time, or, if the Company Common Stock is not then quoted on Nasdaq, the average of the closing sales prices on the principal securities exchange on which the Company Common

Stock is then listed, in each such case over a period of 20 days consisting of the 20 consecutive trading days prior to such day. If at that time the Company Common Stock is not listed on any securities exchange or quoted on Nasdaq, the “Company Stock Price” shall be the fair market value thereof as determined by the Board of Directors of the Company in good faith.
     “Unpaid Dividends” means, with respect to a share of Company Series B Preferred Stock, dividends that have accrued but not yet been paid with respect to such share, pursuant to the terms of the Company’s Certificate of Designation of Series B Preferred Stock, as of the Dividend Payment Date (as defined in such Certificate of Designation) immediately preceding the date on which the Effective Time occurs.
          (e) At the Effective Time, all such shares of Company Common Stock and the associated Rights, and all such shares of Company Series B Preferred Stock, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate representing any such shares or of uncertificated shares of Company Stock which immediately prior to the Effective Time were registered to such holder on the stock transfer books of the Company (the “Uncertificated Shares”), in each case not constituting Dissenting Shares, shall cease to have any rights with respect to such shares, except the right to receive the Exchange Amount in respect of each such share of Company Common Stock and the Preferred Amount in respect of each such share of Company Series B Preferred Stock.
          (f) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Exchange Amount as set forth in Section 1.5(c), but the holders of such shares instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if the applicable court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall be treated as if it had been converted as of the Effective Time into the right to receive the Exchange Amount. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed for such payments by Parent or any of its Subsidiaries, either directly or indirectly. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all communications, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
          (g) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Exchange Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Exchange Amount or any such other amounts payable pursuant to this Agreement.
          Section 1.6 Parent to Make Cash Available.
          (a) Exchange of Certificates. Prior to the Effective Time, Parent shall authorize a commercial bank or trust company or such other person or persons as shall be reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Prior to the Effective Time, (i) Parent shall deposit with the Exchange Agent cash as required to make (A) all payments to the holders of the Company Common Stock contemplated by Section 1.5(c), and (B) all payments to the holders of Company Stock Options contemplated by Section 5.5(a), and (ii) the Company shall deposit with the Exchange Agent cash as required to make (A) all payments to the holders of Company Series B Preferred Stock contemplated by Section 1.5(d) and (B) any dividend payment to be made pursuant to Section 5.13 (such amounts described in (i) and (ii) collectively, the “Exchange Fund”). The Exchange Agent shall make such payments out of the Exchange Fund.

          (b) Exchange Procedures. Parent shall mail, or instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail, to each record holder of a share or shares of Company Common Stock, together with any associated Rights, and each holder of Company Series B Preferred Stock converted in the Merger a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon actual delivery of the certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock, together with any associated Rights, converted in the Merger (the “Certificates”) or transfer of the Uncertificated Shares to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates, or the transfer of Uncertificated Shares, in exchange for cash, and which shall be reasonably satisfactory to the Company). Upon (i) surrender for cancellation to the Exchange Agent of one or more Certificates evidencing shares of Company Stock, together with a properly completed letter of transmittal by, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares from or on behalf of, a holder of shares of Company Stock, such holder shall be entitled to receive in cash in exchange therefor, in accordance with the terms of this Agreement, the Exchange Amount or Preferred Amount, as applicable, with respect to each share of Company Stock represented by such Certificate(s) or Uncertificated Share(s). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Exchange Amount or the Preferred Amount, as applicable (except in the case of Dissenting Shares). If any portion of the Exchange Amount or Preferred Amount is to be paid to an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (x) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (y) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (c) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock at the Effective Time (collectively, the “Company Stockholders”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of any Law, including any state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent. For purposes of this Agreement, “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Entity, as the same may be amended from time to time unless expressly specified otherwise herein.
          Section 1.7 Return of Exchange Fund. Except as set forth in an agreement among Parent, the Company and the Exchange Agent with respect to the Exchange Fund, any portion of the Exchange Fund which remains undistributed to the Company Stockholders for six months after the Effective Time shall be delivered to Parent or to the Company, respectively, upon demand of Parent or the Company, as the case may be, and any such Company Stockholders who have not exchanged shares of Company Stock for the Exchange Amount or the Preferred Amount, as applicable, in accordance with this Article I prior to such date shall thereafter look only to Parent for payment of their claim for any Exchange Amount and only to the Company for payment of their claim for any Preferred Amount. Neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for any such cash which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          Section 1.8 No Further Ownership Rights in Company Stock. All cash paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock together with any associated Rights (including the rights to any related dividends) represented by such Certificates or Uncertificated Shares.

          Section 1.9 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates or Uncertificated Shares shall be canceled and exchanged as provided in this Article I.
          Section 1.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder of such Certificate is entitled pursuant to this Article I.
          Section 1.11 Further Assurances. If at any time at or after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
          Section 1.12 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) or at such other time and place as Parent and the Company shall agree.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
          Parent and Sub represent and warrant to the Company as follows:
          Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.
          Section 2.2 Authority. Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
          Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, and except as set forth in Section 2.3 of the letter dated and delivered to the Company on the date of this Agreement, which letter relates to this Agreement and is designated the Parent Letter (the “Parent Letter”), the execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the Transactions and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (a) the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, instrument, permit, concession, franchise or other agreement applicable to Parent or any of its Subsidiaries or (c) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the Transactions. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions require no action by or in respect of, or filing with, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”), except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) applicable requirements, if any, of the German Federal Cartel Office, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) applicable requirements, if any, of the New York Stock Exchange, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the Transactions. For purposes of this Agreement (A) “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that (1) would prevent, impair or materially delay the ability of Parent or the Company, as the case may be, to consummate the Merger or (2) individually or when taken together with all other such events, changes or effects is materially adverse to the business, financial condition, assets or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, except to the extent resulting from (x) any changes or events generally affecting the United States economy or the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operate; provided that such change or event (I) does not specifically relate to (or have the effect of specifically relating to) Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, and (II) is not disproportionately adverse to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, than to other companies operating in the industries in which Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, operate, and (y) the execution or announcement or compliance with the terms of this Agreement; and (B) “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
          Section 2.4 Company Proxy Statement. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholder Meeting (the “Company Proxy Statement”) or any amendment or supplement thereto will, at the time of the mailing of the Company Proxy Statement or any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 2.5 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or any of its or their properties, assets or business, that, individually or in the aggregate, would materially impair the ability of Parent or Sub to consummate the Merger. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or its or their properties, assets or business that, individually or in the aggregate, would materially impair the ability of Parent or Sub to consummate the Merger. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their properties, assets or business, in each case relating to the Transactions. For purposes of this Agreement, “Knowledge of Parent” means the knowledge of the individuals identified in Section 2.5 of the Parent Letter upon due inquiry.

          Section 2.6 No Required Vote of Parent Shareholders. No vote of the shareholders of Parent is required by law, the Certificate of Incorporation of Parent, the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the other Transactions.
          Section 2.7 Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
          Section 2.8 Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          Section 2.9 Sufficient Funding. On the date of this Agreement Parent has, and immediately prior to the Effective Time Parent will have, all necessary funds to make all the payments contemplated by this Agreement to be made by Parent on a timely basis.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Sub as follows:
          Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or company power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where such qualification is necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true, complete and correct copies of the Company Charter and Company Bylaws as in effect on the date of this Agreement.
          Section 3.2 Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 21,000,000 shares of capital stock of which 20,000,000 are shares of Company Common Stock, and 1,000,000 are preferred stock, of which (i) 100,000 shares have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon exercise of the Rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement and (ii) 50,000 shares have been designated as Company Series B Preferred Stock. At the close of business on May 10, 2007, (A) 14,500,494 shares of Company Common Stock (including associated Rights) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (B) no shares of Series A Junior Participating Preferred Stock were issued or outstanding, (C) 9,820 shares of Company Series B Preferred Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (D) 239,325 shares of Company Common Stock were reserved for issuance pursuant to options to purchase shares of Company Common Stock (“Company Stock Options”) issued and outstanding pursuant to the Company Stock Plans, each of which shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company and, except as set forth in Section 3.2(a)(i) of the letter dated and delivered to Parent on the date of this Agreement by the Company, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), no Affiliate of the Company owns any shares of capital stock of the Company. Section 3.2(a)(ii) of the Company Letter contains a complete and correct list of each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. A true and complete copy of the Rights Agreement as in effect as of the date of this Agreement has been made available to Parent prior to the date of this Agreement. For purposes of this Agreement, (1) “Company Stock Plans” means the Amended and Restated Stratos International, Inc. 2003 Stock Plan and the Stratos Lightwave, Inc. 2000 Stock Plan, (2) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and (3) “made available” means that the information referred to (x) was actually delivered to Parent prior to 5:00 p.m. Central Time on May 11, 2007 or (y) was posted prior to 9:00 a.m. Central Time on May 11, 2007 on the Company’s electronic data site.

          (b) Other than the Company Series B Preferred Stock, there are no outstanding bonds, debentures, notes or other obligations or indebtedness the holders of which have the right to vote (or convert into or be exercised for securities having the right to vote) with the holders of the Company Common Stock on any matter. As of the date of this Agreement, except (i) as set forth in Section 3.2(a), (ii) for the issuance of shares of Company Common Stock since May 10, 2007 pursuant to Company Stock Options outstanding on such date and (iii) for shares reserved or issuable in connection with the Rights Agreement, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other ownership interest in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (C) options, warrants, calls, rights, puts or agreements to acquire from the Company, or other obligations of the Company to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any shares of capital stock, other voting securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or agreement, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (A) though (D) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except as set forth in the Company Charter with respect to the Company Series B Preferred Stock (which obligations have not been triggered). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.
          (c) Each outstanding share of capital stock (or other voting security, equity equivalent or ownership interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security, equity equivalent or ownership interest) is owned by the Company or another Subsidiary of the Company, free and clear of all mortgages, security interests, liens, encumbrances, claims, pledges, charges, options, rights of first refusal and adverse claims of any kind (collectively, “Liens”) and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than (w) Liens that are disclosed in the Company Letter, (x) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (y) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, and (z) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal ((w), (x), (y) and (z) collectively, “Permitted Liens”). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (other than to the extent that the value of the Company Stock is derivative of and provides economic benefits based on the value of the voting securities of or ownership interests in the Subsidiaries of the Company) (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. Section 3.2(c) of the Company Letter lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.
          Section 3.3 Authority. On or prior to the date of this Agreement, at a meeting duly called and held, the Board of Directors of the Company has (i) declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, (ii) approved and adopted this Agreement in accordance with the DGCL, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to the Merger, this Agreement and the Transactions (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement), (iv) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders (the “Company Board Recommendation”), and (v) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to approval and adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company’s Board of Directors has instructed the Company to prepare and, subject to review by the members of the Board of Directors, to file the Company Proxy Statement with the SEC.
          Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, (a) result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (i) the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, instrument, permit, concession, franchise or other agreement applicable to the Company or any of its Subsidiaries, (iv) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (a)(ii), (iii) or (iv) or (b), any such violations, defaults, rights, liens, security interests, charges or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Entity except for (A) compliance with the provisions of the HSR Act and the Exchange Act, (B) applicable requirements, if any, of the German Federal Cartel Office, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) applicable requirements, if any, of Nasdaq, and (E) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the Transactions.
          Section 3.5 SEC Documents and Other Reports. (a) The Company has timely filed all required documents with the Securities and Exchange Commission (the “SEC”) since May 1, 2003 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied, and all Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, and, at the respective times they were filed, none of the Company SEC Documents did, and none of the Company SEC Documents filed subsequent to the date of this Agreement will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Except as set forth in Section 3.5 of the Company Letter, the Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
          (c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act.
          (d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”). Since April 30, 2006, the Company has not disclosed to the Company’s auditors and audit committee, and the Company’s auditors and audit committee have not identified to the Company, any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
          (e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (f) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (g) Neither the Company nor its Subsidiaries has engaged in any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) since May 1, 2003.
          (h) Since May 1, 2003, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act which have not been so disclosed.
          (i) The consolidated financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 3.5(i) of the Company Letter or as required by GAAP, neither the Company nor any of its Subsidiaries has, between April 30, 2006 and the date of this Agreement, made any material change in the accounting practices or policies applied in the preparation of financial statements.
          Section 3.6 Company Proxy Statement. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.6 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein. The Company Proxy Statement will, when filed, comply as to form in all material respects with the provisions of the Exchange Act.
          Section 3.7 Absence of Certain Changes or Events. Since April 30, 2006, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) there has not been any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance other than immaterial damage, destruction or loss or damage, destruction or loss of assets or properties immaterial to the Company and its Subsidiaries in the aggregate, (c) neither the Company nor any of its Subsidiaries have declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock or other securities or ownership interests (other than regularly scheduled dividends with respect to the Company Series B Preferred Stock consistent with the Company’s past practice with respect to payment date and amount); (d) the Company and its Subsidiaries have not incurred any indebtedness in excess of $100,000 in the aggregate, or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (e) the Company and its Subsidiaries have not transferred, leased, licensed, sold, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock or other securities or ownership interests of any of the Company’s Subsidiaries) with a fair market value in excess of $100,000 in the aggregate, other than sales of inventory and equipment in the ordinary course of business consistent with past practice, (f) neither the Company nor any of its Subsidiaries have acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, and (g) there has not been any increase in the compensation payable or to become payable to the Company’s or any of its Subsidiaries’ officers, other than increases during fiscal 2007 (commencing May 1, 2006) in the ordinary course of business consistent with past practice.
          Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, exemptions, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease, use, sell and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, by-laws or other organizational documents, (ii) any applicable Law or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to nor has been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of applicable Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Letter:
          (a) (i) the Company and each of its Subsidiaries have filed all Tax Returns required to have been filed in a timely manner, or appropriate extensions have been properly obtained, and such Tax Returns are correct and complete, and no penalties or charges are due with respect to the late filing of any Tax Return required to have been filed, except to the extent that any failure to so file (or timely file) or any failure to be correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns and any other Taxes that the Company or its Subsidiaries are otherwise obligated to pay have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iv) the Company and each of its Subsidiaries do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or, to the Company’s Knowledge, threatened; (v) all material deficiencies asserted or assessments made as a result of any examination of Taxes or Tax Returns by any taxing authority have been paid in full; (vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or Tax matters or agreed to any extension of time with respect to a Tax assessment or deficiency; and (vii) the Company and its Subsidiaries have provided adequate reserves, in accordance with GAAP, as reflected in the most recent consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents for any Taxes of the Company or any of its Subsidiaries that have not been paid.
          (b) Except as set forth in Section 3.9(b) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by, or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement.
          (c) None of the Company or its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting prior to the Closing Date under Code Section 481; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury Regulation Section 1502-13) made on or prior to the Closing Date.
          (d) Except as set forth in Section 3.9(d) of the Company Letter, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
          (e) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for the Tax years ending April 30, 2002 through April 30, 2006.
          (f) There is no Contract, plan or arrangement of the Company or its Subsidiaries covering any Person that, individually or collectively, would reasonably be expected to result in compensation in excess of the deduction limitation set forth in Code Section 162(m). Neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that would reasonably be expected to obligate it to make any payments that, in whole or in part, will not be deductible under Section 280G of the Code, except as set forth in Section 3.9(f) of the Company Letter.
          (g) Neither the Company nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed capital stock of another Person, or has had its capital stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
          (h) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
          (i) None of the Tax Returns referred to in Section 3.9(a) and, to the Knowledge of the Company, no other Tax Return, contains any position that is, or would be, subject to penalties under Code Section 6662 (or any corresponding provisions of state, local or non-U.S. Tax Law) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis.
          (j) None of the assets of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is required to treat as being a “safe harbor lease” within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (k) None of the assets of the Company or any of its Subsidiaries has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Code Section 103(a). Neither the Company nor any of its Subsidiaries is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any of its Subsidiaries is a tenant, principal user or related person to any principal user (within the meaning of Code Section 144(a)) of any property that has been financed or improved with the proceeds of any outstanding industrial revenue bonds.

          (l) None of the assets of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
          (m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.
          (n) The Company has not received any capital contributions during the 2-year period ending on the date of this Agreement, except in connection with the exercise of Company Stock Options.
For purposes of this Agreement, (x) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, (y) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (z) “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of Treasury.
          Section 3.10 Orders and Actions. Except as set forth in Section 3.10 of the Company Letter, there are no outstanding rulings, orders, judgments, injunctions, awards or decrees of any Governmental Entity or, to the Knowledge of the Company, investigations by any Governmental Entity, against or involving the Company or any of its Subsidiaries, or any of its or their properties, assets or business or any Company Plan that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Merger. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, which would be before) any Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that seeks to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions or otherwise would reasonably be expected to materially impair the ability of the Company to consummate the Merger. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, assets or business, in each case relating to the Transactions. For purposes of this Agreement, “Knowledge of the Company” means the knowledge of the individuals identified on Section 3.10 of the Company Letter upon due inquiry.
          Section 3.11 Employee Benefits.
U.S. Employee Benefits
          (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any of its ERISA Affiliates has withdrawn from any Multiemployer Plan or instituted, or is currently considering taking, any action to do so. Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA.
          (b) To the Knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (c) As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) “Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. Copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.
          (d) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. No events have occurred with respect to any Company Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (e) Except as set forth in Section 3.11(e) of the Company Letter, none of the named executive officers of the Company (as defined under the Exchange Act) has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the date of the Closing (the “Closing Date”).
          (f) Except as set forth in Section 3.11(f) of the Company Letter, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Section 3.11(f) of the Company Letter lists (A) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been made available to Parent prior to the date of this Agreement and (B) the maximum aggregate amounts so payable to each such individual as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer).
          (g) Except as disclosed in Section 3.11(g) of the Company Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code and except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.
          (h) Except as disclosed in Section 3.11(h) of the Company Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended April 30, 2006. Except as disclosed in Section 3.11(h) of the Company Letter, no condition exists that would prevent the Company from amending or terminating any Company Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

          (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (j) No promise to any existing or former employee of the Company or any of its Subsidiaries has been provided offering a defined benefit pension at retirement or separation of service.
U.K. Employee Benefits
          (k) Other than the designated stakeholder pension scheme required by UK law and the personal pension plans of the individuals set forth in Section 3.11(k) of the Company Letter and those other benefits cited under (aa), (cc) and (dd) below, there are no other Employee Benefit Plans associated with the Company’s UK Subsidiary, Stratos Limited (“Limited”), incorporated under the laws of England and Wales. For purposes of this Agreement, “Employee Benefit Plan” means any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee or the employee’s spouse, children or dependents. Limited makes contributions toward the pension plans of the individuals set forth on Section 3.11(k) of the Company Letter but makes no contribution to the stakeholder pension scheme.
          (l) Limited has not, prior to the date hereof, paid, provided or contributed toward, and Limited has not proposed to pay, provide or contribute toward, and is not under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute toward, any other Employee Benefit Plan or any ex-gratia pensions, lump sums or like benefits for any current or former employees (or any spouse, child or dependent of any of them) of Limited or of any predecessor in business of Limited.
          (m) All contributions payable by Limited to the Employee Benefit Plans which are due have been paid by the due date for payment. There are no expenses outstanding in relation to the Employee Benefit Plans. In respect of any employee who is covered for lump sum death benefits, those benefits are fully insured with an insurance company authorized to carry on business under the Financial Services and Markets Act 2000 on normal terms and all premiums payable have been paid. All contracts of insurance relating to the Employee Benefit Plans are valid and enforceable and no circumstances exist which may enable the insurers to avoid liability under them.
          (n) When relevant, the Employee Benefit Plans are registered within the meaning of the Finance Act 2004 and comply in all material respects with the provisions of all relevant documentation statutes, regulations and requirements including those of the Pensions Regulator.
          (o) Limited has complied with all of its obligations and duties in respect of the Employee Benefit Plans, including without limitation the requirements of the Employee Benefit Plan’s documentation, Her Majesty’s Revenue and Customs, The Pensions Regulator and the Department of Work and Pensions, other than noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (p) Limited does not hold and is not named on a contracting-out certificate (within the meaning of the Pension Schemes Act 1993).
          (q) The Employee Benefit Plans provide only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993. Neither Limited nor the trustees of the Employee Benefit Plans have given any promise or assurance (oral or written) to any beneficiary that such beneficiary’s benefits under the Employee Benefit Plans will be calculated wholly or partly by reference to any person’s remuneration or will constitute (approximately or exactly) any particular amount.
          (r) There are no claims or actions in progress or pending, nor any reason for such claims or actions, in respect of any pension arrangement which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no unresolved disputes under the internal dispute resolution procedures of the Employee Benefit Plans which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. In particular:

               (i) there has been no notification of any matter to or any investigation by the Pensions Regulator, the Pensions Advisory Service, or the Pensions Ombudsman;
               (ii) no civil or criminal penalty, fine or sanction has been imposed on or against the trustees, Limited or any participating employer of any Employee Benefit Plan; and
               (iii) neither Limited nor any participating employer has given any indemnity to any person in connection with any Employee Benefit Plan; and
               (iv) there are no circumstances which may give rise to any of the above.
          (s) If any employee’s employment has previously been transferred to Limited as a consequence of the transfer of an undertaking within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”), no liability to provide a benefit under any occupational pension scheme will transfer after the Effective Time notwithstanding the exclusion in Regulation 7 of TUPE.
          (t) Since April 27, 2004 neither Limited nor any member of the Company’s group has been a party to an act or a deliberate failure to act (or knowingly assisted in an act or failure to act) to:
               (i) prevent the recovery of any amount of a debt due, or which might become due, in relation to any occupational pension scheme under section 75 or 75A of the Pensions Act 1995; or
               (ii) prevent such a debt becoming due, compromise or otherwise settle such a debt or reduce the amount of such a debt due, or which would otherwise become due.
          (u) No member of the Company’s group is, or has since April 27, 2004 been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme which is not a money purchase scheme.
          (v) No contribution notice has at any time been issued to Limited under section 38 or 47 of the Pensions Act 2004 or section 75A of the Pensions Act 1995 and no financial support direction issued under section 43 of the Pension Act 2004 has at any time been issued to Limited. Limited is not a party to and has no obligations or liabilities under any arrangements made in relation to any such financial support directions.
          (w) Limited has at all times since October 8, 2001 complied with its obligations relating to the stakeholder pensions under the Welfare Reform and Pensions Act 1999, other than noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (x) The consummation of the Closing will not cause any automatic, immediate or contingent amendments to the governing provisions of the Employee Benefit Plans, whether as to the identity of the persons entitled to exercise any powers or discretions, employer’s or member’s contribution rates, increases to pensions in payment and/or deferment, the benefit structure or otherwise.
          (y) No event has occurred which would or could result in or entitle any person or body of persons (without the consent of Limited) to wind up, terminate or close the Employee Benefit Plans in whole or in part.
          (z) To the Knowledge of the Company, the consummation of the Closing will not cause or result in any increase in the amount of retirement benefits payable or prospectively or contingently payable in respect of any employee and will not accelerate the vesting, timing of funding or payment of any retirement benefits in respect of any employee under the terms of the Employee Benefit Plans.
          (aa) Other than the provision of private medical cover to designated employees, there are no other healthcare plans provided consequent to employment with Limited.

          (bb) Other than the Company Stock Plans, there are no share scheme arrangements relevant to current or past employees or directors of Limited and no share scheme arrangements approved or seeking approval by Her Majesty’s Revenue and Customs.
          (cc) Other than the Income Protection/Disability cover provided for the individuals set forth in Section 3.11(k) of the Company Letter, there are no other Employee Benefit Plans providing long term ill-health benefits.
          (dd) Other than the life cover insurance provided in respect of the individual set forth in Section 3.11(dd) of the Company Letter, there are no other Employee Benefit Plans providing death benefits.
          Section 3.12 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and neither the Company nor any of its Subsidiaries recognizes a trade union, works council or other body representing employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 3.13 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. to the effect that, as of May 11, 2007 (the date of the meeting of the Board of Directors of the Company at which this Agreement was approved and adopted), the Exchange Amount is fair, from a financial point of view, to holders of Company Common Stock, an executed copy of which opinion will be delivered by the Company to Parent solely for informational purposes promptly after receipt thereof by the Company.
          Section 3.14 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Series B Preferred Stock, voting together as a single class, (the “Company Stockholder Approval”) is required to approve the Merger and adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the Transactions.
          Section 3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Letter contains a true and complete list of (i) all domain names, patents and patent applications, registered copyrights, registered trademarks, registered service marks and applications for registration of any of the foregoing, (ii) all material unregistered trademarks and service marks, and (iii) all other material registrations and applications for registration of any Intellectual Property owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries ((i) and (iii) collectively, the “Registered Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Registered Intellectual Property is subsisting, valid and enforceable, and no item of Registered Intellectual Property has been found to be, nor has the Company or any of its Subsidiaries received any notice alleging that such item is, invalid, expired, cancelled, unenforceable or ineffective for any reason. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all items of Registered Intellectual Property have been assigned to the Company or one of its Subsidiaries, and the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each such item of Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all maintenance, renewal and other fees required to maintain the Registered Intellectual Property have been paid.
          (b) Except as set forth in Section 3.15(b)(i) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as it has been conducted, is currently conducted and is reasonably anticipated to be conducted, except where the failure to have such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth in Section 3.15(b)(ii) of the Company Letter, neither the Company nor any of its Subsidiaries (whether directly, as a contributory infringer, through inducement or otherwise) has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except where such infringement, misappropriation or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth in Section 3.15(b)(iii) of the Company Letter, neither the Company nor any of its Subsidiaries has received any written notice (including, without limitation, any “cease and desist” or “invitation to license” letter or notice) or otherwise has Knowledge of any pending or threatened claim, action, suit, order or proceeding, or third party allegation, with respect to any material Intellectual Property, or involving an assertion that the Company or any of its Subsidiaries, any services provided, disclosures made, marketing or advertising materials or activities provided or performed, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person or constitutes unfair competition or trade practices.
          (c) Except as set forth in Section 3.15(c) of the Company Letter, no Person has challenged, infringed, misappropriated or violated any Intellectual Property owned by and/or licensed (or sublicensed) from or to the Company or any of its Subsidiaries, except where such challenge, infringement, misappropriation or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the consummation of the Transactions will not, except as set forth in Section 3.15(d) of the Company Letter: (i) alter, encumber, impair or extinguish any Intellectual Property owned by or licensed to or from the Company or any of its Subsidiaries; (ii) impair the ability of Parent, the Company or any of their respective Subsidiaries to develop, use, sell, license, otherwise exploit or dispose of, or to bring any action for violation of, any Intellectual Property of the Company or any of its Subsidiaries; or (iii) by operation of law, contractual terms, or other means, cause the Company or any of its Subsidiaries to lose or forfeit any Intellectual Property granted to the Company or any of its Subsidiaries pursuant to license, or to infringe, misappropriate, or otherwise violate the Intellectual Property of any Person that would not be infringed, misappropriated or otherwise violated, but for the consummation of the Transactions.
          (e) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to own all Intellectual Property arising from the conduct of the business of the Company and its Subsidiaries and to maintain the confidentiality of all trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”), in each case owned, used or held for use by the Company or any of its Subsidiaries.
          (f) To the Company’s Knowledge, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned, or purportedly owned, by the Company or any of its Subsidiaries, and to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property owned, or purportedly owned, by the Company or any of its Subsidiaries performed services relating to Intellectual Property creation for the government or a university, college, other educational institution or research center during a period of time during which such person was also performing services for the Company or any of its Subsidiaries.
          (g) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights and industrial rights of any type or nature, however denominated, throughout the world, including without limitation rights in: (A) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, all common law rights thereto, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (B) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (C) Trade Secrets and know-how; (D) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (E) moral rights, database rights, design rights, mask works, industrial property rights, publicity rights and privacy rights; (F) shop rights; and (G) choses in action and administrative rights (such as rights to oppose, interfere, and cancel) arising from the foregoing.
          Section 3.16 Environmental.
          (a) Except as set forth in Section 3.16 of the Company Letter, the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, (i) “Environmental Law” shall mean any Law, or any agreement with any Governmental Entity or other Person, relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (C) human health and safety, (D) the environment, or (E) Hazardous Substances, (ii) “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement, and (iii) “Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary or their respective facilities and relating to or arising out of any Environmental Law or regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations; and (ii) there are no liabilities or environmental investigatory, remedial or corrective obligations, or other obligations reasonably likely to require any material increase in the expenditure of money by the Company or any of its Subsidiaries in the future to maintain compliance with Environmental Laws, of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
          (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.
          (d) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Section 3.16, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries to the extent the Company or any of its Subsidiaries has had, or would reasonably be expected to have, any liability for any action, omission or conduct of such predecessor entity.
          Section 3.17 Material Contracts.
          (a) Section 3.17(a) of the Company Letter lists each of the following contracts, agreements, obligations, commitments, arrangements, understandings, instruments, permits, leases and licenses (each, a “Contract”), whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has any continuing obligation(s), contingent or otherwise (each such Contract listed or required to be so listed, a “Company Material Contract”):
     (i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis or $100,000 in the aggregate (other than purchase orders arising in the ordinary course of business);
     (ii) any Contract to sell products or to provide services to third parties which the Company knows or has reason to believe is at a price based on current cost of goods sold which would result in a net loss to the Company on the sale of such products or provision of such services, or contains terms or conditions which the Company cannot reasonably expect the Company to satisfy or fulfill in whole or in part;
     (iii) any material sales agency, sales representation, distributorship or franchise agreement (any such agreement shall be considered material if it involves more than $25,000 on an annual basis);

     (iv) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $100,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;
     (v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $100,000 (other than between the Company and its Subsidiaries or between Subsidiaries of the Company);
     (vi) any Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;
     (vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;
     (viii) any material joint venture, profit sharing, partnership agreements or other similar agreements;
     (ix) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);
     (x) any Contract with a Governmental Entity, other than routine sales Contracts of less than $10,000;
     (xi) all leases or subleases for personal property involving annual expense in excess of $100,000 and not cancelable by the Company (without premium or penalty) within 12 months;
     (xii) (A) all Contracts (1) explicitly granting any covenant not-to-sue with respect to Intellectual Property or (2) granting any rights in Intellectual Property to or from the Company or any of its Subsidiaries (whether such rights are ownership or license rights), and (B) any other license (other than real estate) involving Intellectual Property, which, in the case of (A)(2) and (B), is material to the operation of the business of the Company and its Subsidiaries, or has an aggregate value per license, or involves payments by or to the Company or any of its Subsidiaries, of more than $100,000 on an annual basis;
     (xiii) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person, in any territory, or in any field of commercial activity or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;
     (xiv) all confidentiality agreements (other than confidentiality agreements with respect to the sale of the Company and confidentiality agreements arising in the ordinary course of business), all agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) and all agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);
     (xv) any material Contract under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than guarantees by the Company of obligations of its Subsidiaries and guarantees by the Company’s Subsidiaries of obligations of the Company or other Subsidiaries of the Company);

     (xvi) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets;
     (xvii) any material Contracts (other than confidentiality agreements) with any (A) director of the Company or any of its Subsidiaries; (B) employee who is one of the 10 most highly compensated employees of the Company and its Subsidiaries; (C) record or beneficial owner of five percent or more of the voting securities of Company; or (D) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such employee, director or beneficial owner; and
     (xviii) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC.
          (b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.17(a) of the Company Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are, and immediately following the consummation of the Transactions will remain, valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served).
          (c) Except as set forth in Section 3.17(c) of the Company Letter, all of the sales Contracts and similar Contracts with respect to the sale of products to which the Company or any of its Subsidiaries is a party (i) provide that the obligations of the Company or the applicable Subsidiary of the Company are limited to replacing defective products and, as a result, (A) prohibit a party from seeking or recovering consequential damages, (B) cap the Company’s or the applicable Subsidiary’s damages, and (C) do not provide for liquidated damages other than in the form of the provision of replacement products or (ii) otherwise explicitly (A) prohibit a party from seeking or recovering consequential damages, (B) cap the Company’s or the applicable Subsidiary’s damages and (C) do not provide for liquidated damages.
          Section 3.18 Properties. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any covenants, conditions, rights, rights of way, encroachments, easements, agreements, restrictions, mortgages, pledges, liens, encumbrances, charges, options, leases, subleases, licenses, and agreements conferring rights of use or occupancy of any portion thereof, and (b) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any lessor or other third party thereto, is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the Transactions. Section 3.18 of the Company Letter contains a true and complete list of all Owned Real Property and all Leased Real Property.
          Section 3.19 Antitakeover Statutes and Rights Agreement.
          (a) The Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the Transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, the restrictions on “business combinations” set forth in such Section will not apply to the Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions.

          (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Transactions. There is no, and there never has been any, “Acquiring Person” (as defined in the Rights Agreement) with respect to the Company Common Stock.
          Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Letter, as of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and its Affiliates or other Persons (other than its wholly-owned Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          Section 3.21 No Undisclosed Material Liabilities. To the Knowledge of the Company, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) liabilities disclosed and provided for in the consolidated balance sheet of the Company as of April 30, 2006 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2006 or in the notes thereto, (b) liabilities disclosed and provided for in the consolidated balance sheet of the Company as of January 31, 2007 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007 or in the notes thereto, (c) liabilities incurred in the ordinary course of business or in connection with the Transactions since January 31, 2007 and (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 3.22 Foreign Operations and Export Control. The Company, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since May 1, 2002 acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;
          (b) in compliance with all applicable foreign Laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;
          (d) without notice of violation of and, except as has been disclosed to Parent, in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;
          (e) without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and
          (f) without notice of violation of and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders.
          Section 3.23 Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).
          Section 3.24 Brokers. Except for CIBC World Markets Corp., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement and the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Transactions.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 4.1 Conduct of Business Pending the Merger.
          (a) Except as required by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of its business consistent with past practice and in compliance with all material applicable Laws and all material governmental authorizations, and use reasonable best efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, from the date of this Agreement until the Effective Time, except as otherwise required by this Agreement or as set forth in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
     (i) (A) other than regularly scheduled dividends with respect to the Company Series B Preferred Stock consistent with the Company’s past practice with respect to payment date and amount, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions by Subsidiaries to other Subsidiaries or to the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than the cancellation of Company Stock Options in connection with the exercise thereof or pursuant to the Rights Agreement;
     (ii) (A) issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, delivery, sale, pledge, disposal or encumbrance of, any Company Securities or Company Subsidiary Securities, other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (2) issuances pursuant to the Rights Agreement or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (iii) amend its charter or by-laws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);
     (iv) (A) acquire or agree to acquire, (including by merger, consolidation or acquisition of stock or assets) any interest in any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or any material amount of assets from any other Person (other than purchases of inventory in the ordinary course of business or in accordance with Section 4.1(a)(x)), (B) merge or consolidate with any other Person or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
     (v) sell, lease, license, mortgage, encumber or otherwise dispose of any Subsidiary or any material amount of securities, properties or assets, other than the sale of inventory or obsolete equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts or commitments disclosed in Section 4.1 of the Company Letter;
     (vi) (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices in an amount not to exceed $100,000 in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium, or (B) make any loan, advance, investment or capital contribution to, or other investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, other than loans, advances, investments and capital contributions to or in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and other than advances of expenses to employees and consultants in the ordinary course of business;
     (vii) (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Company Plans, (B) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (C) enter into any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, or (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees, other than benefit arrangements (other than collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock plans or arrangements) with employees in the ordinary course of business;
     (viii) increase the compensation, bonus or other benefits payable or to become payable to its directors, executives or employees, other than in the ordinary course of business consistent with past practice as to timing and amount;
     (ix) transfer or agree to transfer any employee from working for the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) or induce any employee to resign such employee’s employment with the Company or any of its Subsidiaries;
     (x) incur any capital expenditures or any obligations or liabilities in respect thereof, other than (i) expenditures with respect to commitments in existence on the date of this Agreement which, in the case of material commitments in an amount in excess of $25,000, are set forth in Section 4.1(a)(x) of the Company Letter, or (ii) in an amount in excess of $100,000 individually or $250,000 in the aggregate;
     (xi) create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;
     (xii) (A) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course consistent with past practices or (B) terminate or amend, in any material respect which would reasonably be expected to be detrimental to the Company or any of its Subsidiaries, any such Contract or any Company Material Contract or waive any material right thereunder;
     (xiii) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit, other than renewals, amendments or modifications in the ordinary course of business;
     (xiv) make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by the Company’s independent public accountants;
     (xv) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $100,000, (B) any stockholder litigation or dispute against the Company or any of its officers or directors, or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;
     (xvi) grant any license with respect to Intellectual Property of the Company other than non-exclusive licenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action or make any filing or pay any fee that would reasonably be expected to cause any material Intellectual Property of the Company used or held for use in its business to expire or become invalidated, abandoned or dedicated to the public domain;
     (xvii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;
     (xviii) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;
     (xix) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;
     (xx) except as required by Law, (A) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or resolve any material Tax controversy;
     (xxi) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property; or
     (xxii)agree, resolve or commit to do any of the foregoing.
          Section 4.2 No Solicitation.
          (a) From the date of this Agreement until the earlier of the Effective Time or the date on which the Agreement is terminated, the Company shall not, and shall cause its Subsidiaries and Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to any Acquisition Proposal (other than a confidentiality agreement to the extent information is permitted to be furnished to the recipient of such information pursuant to this Section 4.2), (iii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iv), an “Adverse Recommendation Change”), or (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal. For purposes of this Agreement, (A) “Acquisition Proposal” shall mean, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (4) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the Transactions, and (B) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.
          (b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 4.2(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 4.2(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for information purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided to Parent, as the case may be, prior to or concurrently with the time it is provided to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with the requirements of Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 4.2; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (A) that, if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (B) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (C) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.
          (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 4.2(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (and in no event more than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request (including any changes thereto). The Company shall keep Parent fully informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, inquiry or request (including any changes thereto) and shall promptly (and in no event more than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.1 Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the “Company Stockholder Meeting”) for the purpose of voting on the approval and adoption of this Agreement and approving the Merger. Subject to Section 4.2, the Board of Directors of the Company shall recommend in the Company Proxy Statement and at any other time to the extent necessary to comply with applicable Law that the holders of Company Stock approve and adopt this Agreement and approve the Merger and, subject to Section 4.2, the Board of Directors of the Company shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation and shall take all reasonable lawful action to solicit the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company shall (a) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) use its best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting.
          Section 5.2 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any action, suit, or claim or legal, administrative or arbitration proceeding or investigation brought by any stockholder of the Company against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld.
          Section 5.3 Access to Information. Subject to applicable Law, during the period from the date of this Agreement through the Effective Time, (a) the Company shall, and shall cause its Subsidiaries to, give to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours and upon reasonable notice, all of the Company’s offices, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants), (b) during such period, the Company shall furnish promptly to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) the Company shall instruct its employees, accountants, auditors, counsel, financial advisors and other authorized representatives to cooperate with Parent in its investigation. All information obtained pursuant to this Section 5.3 shall be subject to the Confidentiality Agreement between Parent and the Company dated September 27, 2006 (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
          Section 5.4 Fees and Expenses.
          (a) Except as provided in this Section 5.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. All printing expenses shall be paid by the Company and all filing fees (including, without limitation, filing fees under the HSR Act) shall be paid by Parent.
          (b) If a Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clauses (y) or (z) below, within two business days following such Payment Event, a fee of One Million Three Hundred Thousand Dollars (U.S. $1,300,000.00). For purposes of this Agreement, “Payment Event” shall mean the termination of this Agreement pursuant to (x) Sections 7.1(f) or 7.1(g), (y) Section 7.1(d)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have occurred prior to such termination) or (z) Section 7.1(e), but only if, in the cases of clauses (y) and (z), both (A) prior to the Company Stockholder Meeting, or the End

Date, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Common Stock; or (4) the Company adopts or implements a plan of liquidation, a share repurchase relating to more than 50% of the outstanding shares of Company Common Stock or an extraordinary dividend or recapitalization relating to more than 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company shall have entered into any contract or agreement providing for such action).
          (c) The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the Transactions and that, without these agreements, Parent and Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 5.4, it shall also pay any costs and expenses incurred by Parent or Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.
          Section 5.5 Company Stock Plans.
          (a) As of the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder of such Company Stock Option shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the Exchange Amount over the exercise or purchase price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.
          (b) All restrictions on shares of Company Common Stock granted pursuant to a Company Stock Plan shall lapse immediately prior to the Effective Time.
          Section 5.6 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective expeditiously the Merger and the other Transactions, including, but not limited to: (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Transactions, (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations, confirmations and waivers required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 business days of the date of this Agreement and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, in furtherance and not in limitation of the foregoing, each of Parent and the Company shall make all appropriate filings required by the German Federal Cartel Office with respect to the Transactions as promptly as practicable and shall supply as promptly as practicable any additional information and documentary material that may be requested by the German Federal Cartel Office and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of any applicable waiting periods imposed by the German Federal Cartel Office as soon as practicable. Notwithstanding the foregoing, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the Transactions or (B) divesting or otherwise holding separate (including by establishing a trust otherwise) (or otherwise agreeing to do any of the foregoing) with respect to Parent or its Subsidiaries or Affiliates or any of their respective businesses, assets or properties.

          (b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
          Section 5.7 Public Announcements. Parent and the Company will not issue (and will instruct their respective representatives not to issue) any press release, make any other public statement, or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions without prior consultation with the other party, and, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rule of any national securities exchange or association or the rules of Nasdaq, shall not issue (and shall instruct their respective representatives not to issue) any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.
          Section 5.8 State Takeover Laws. If any “fair price,” “business combination,” “moratorium” or “control share acquisition” statute or other similar statute or regulation is or shall or may become applicable to the Transactions, Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of any such statute or regulation on the Transactions.
          Section 5.9 Indemnification; Directors and Officers Insurance.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party except to the extent such failure prejudices Parent or the Surviving Corporation, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 5.9(b) to pay for only one firm of counsel for all Indemnified

Parties in any jurisdiction (unless there is a conflict of interest as provided above, in which case the fewest number of counsels necessary to avoid conflicts of interest shall be used), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.
          (c) Parent shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope at least as favorable as the Company’s directors’ and officers’ liability insurance coverage described in Section 5.9(c) of the Company Letter for a period of six years after the Effective Time; provided, however, that, if the then existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 200% of the premium stated in Section 5.9(c) of the Company Letter (the “Current Premium”), in each case during such six year period, the Surviving Corporation will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium; and provided, further that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage, which the Company agrees to obtain prior to the Effective Time upon request of Parent. Prior to the Effective Time the Company shall assist Parent as requested in determining the manner in which Parent will comply with the obligations of this Section 5.9(c), but the Company shall not modify, increase, or extend its D&O Insurance for any period beyond the current policy period (and, to the extent the current period would lapse prior to the Effective Time, one year beyond the current period), obtain any “tail” policy or obtain new D&O Insurance or prepay any D&O Insurance, without Parent’s prior consent.
          (d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.9.
          (e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
          Section 5.10 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
     (b) any notice or other communication from any Governmental Entity in connection with the Transactions;
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;
     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Sections 6.2 or Section 6.3 not to be satisfied; and
     (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

          Section 5.11 Employee Benefit Plans and Agreements.
          (a) Parent shall take all necessary action so that, throughout the 12-month period beginning at the Effective Time, the Company, the Surviving Corporation and their Subsidiaries maintain for each person who is an employee of the Company or any of its Subsidiaries as of the Effective Time (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a “Retained Employee”), employee benefits substantially comparable in the aggregate, at Parent’s election, to (i) the benefits provided to the Retained Employee under the Company Plans immediately prior to the Effective Time or (ii) the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries. Parent shall take all necessary action so that after the Effective Time each Retained Employee shall continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave on substantially the same basis as such vacation and sick leave was usable prior to the Effective Time. Parent shall take all necessary action so that, for all purposes (other than benefit accrual and eligibility for early retirement under any defined benefit plan) under each employee benefit plan maintained by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries become eligible to participate upon or after the Effective Time, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.
          (b) Except as otherwise provided in this Section 5.11, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate, in accordance with its terms, any particular Company Plan or any Employee Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue the employment of any employee (other than as required by the terms of any written employment contract), provided, however, that no such termination or amendment may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person.
          (c) Parent shall honor, or cause the Surviving Corporation and their Subsidiaries to honor, all written employment agreements, written bonus agreements, written retention agreements, written severance agreements and any other written agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries, in each case which written agreements have been made available to Parent prior to the date hereof.
          (d) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the Effective Time.
          Section 5.12 De-Listing and De-Registration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
          Section 5.13 Treatment of Nonbusiness Assets. If, as of the Effective Time, the Company is expected to have in Parent’s sole determination, absent taking action pursuant to this provision, “substantial nonbusiness assets” as defined in Section 382(l)(4) of the Code, then the parties agree to take such action as reasonably requested by Parent reasonably prior to the Effective Time to avoid application of Section 382(l)(4) in limiting or reducing the amount of losses that can be utilized following an ownership change. For the avoidance of doubt, such action may include, if requested by Parent, but is not necessarily limited to, the declaration (pursuant to board resolutions in a form reasonably satisfactory to Parent) and payment of a cash dividend to the Company’s stockholders immediately prior to the Effective Time and conditioned upon the consummation of the Merger, in which case the Exchange Amount shall be reduced by the per-share amount of any such cash dividend.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver) of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of stockholders of the Company in accordance with applicable Law, the Company Charter and the Company Bylaws.
          (b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) Authorizations and Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the Transactions illegal, shall have been obtained, shall have been made or shall have occurred. Without limiting the generality of the foregoing, the approval of the German Federal Cartel Office with respect to the Merger shall have been obtained, if required.
          (d) No Law or Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the Transactions illegal.
          Section 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by the Company) of the following conditions: (i) each of Parent and Sub shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as does not have and would not reasonably be expected to have a Material Adverse Effect on Parent at the Effective Time and except as contemplated or permitted by this Agreement, and (iii) the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent certifying Parent’s compliance with clauses (i) and (ii).
          Section 6.3 Additional Conditions to Obligations of Parent and Sub to Effect the Merger. (a) The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by Parent) of the following conditions: (i) the Company shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) except as does not have and would not reasonably be expected to have a Material Adverse Effect on the Company at the Effective Time (other than with respect to Section 3.2, as to which this Material Adverse Effect exception shall not apply but which shall be true and correct in all material respects) and except as contemplated or permitted by this Agreement, (iii) Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company certifying the Company’s compliance with clauses (i) and (ii), (iv) there shall not have been instituted or pending any action or proceeding by any Governmental Entity or by any other Person (A) challenging or seeking to make illegal or otherwise directly or indirectly to prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (B) seeking to restrain or prohibit Parent’s, Sub’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Sub or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders or

(y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (C) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (v) there shall not have been any action taken, or any applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Merger, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (C) of clause (iv) above, (vi) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (vii) the required governmental authorizations and other consents and approvals listed on Section 6.3 of the Parent Letter shall have been obtained and shall be in full force and effect, (viii) the aggregate Preferred Amount shall not exceed $2,209,500 and (ix) the Company shall have taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Transactions and shall have provided to Parent evidence in a form which is reasonably acceptable to Parent of all such action.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of this Agreement and the Merger by the stockholders of the Company:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the other party shall have failed to perform any covenant or agreement of such other party contained in this Agreement, which failure to comply (i) shall cause the condition set forth in Section 6.2(i) or Section 6.3(i), as the case may be, not to be satisfied and (ii) such condition is incapable of being satisfied by the End Date;
          (c) by either Parent or the Company if there has been a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty which breach (i) shall cause the condition set forth in Section 6.2(ii) or Section 6.3(ii), as the case may be, not to be satisfied and (ii) such condition is incapable of being satisfied by the End Date;
          (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on November 14, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred by such date; or (ii) there shall be any applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable;
          (e) by Parent or the Company if the stockholders of the Company do not approve and adopt this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof;
          (f) by the Company if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 5.4(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (i) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within four business days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four business day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three business day period);

          (g) by Parent if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within five business days of a written request by Parent that it do so, or (iii) the Company shall have breached any of its obligations under Sections 4.2 or 5.1;
          The right of any party to this Agreement to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party to this Agreement, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.
          Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 5.4(b)); provided that, if such termination shall result from the (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure of either party to perform a covenant hereof or (c) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 5.4(b), this Section 7.2 and Article VIII (other than Section 8.11) and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.
          Section 7.3 Amendment. This Agreement may be amended by the parties to this Agreement at any time before or after approval of this Agreement and the Merger at the Company Stockholder Meeting, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
          Section 7.4 Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
          Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) the first business day after being delivered to an overnight courier, (iii) when telecopied or emailed during a business day (with a confirmatory copy sent by overnight courier), or (iv) the next business day after being telecopied or emailed outside of a business day (provided a confirmatory copy is sent by overnight courier). Such notices and communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Sub, to
Emerson Network Power Connectivity Solutions, Inc.
c/o Emerson Electric Co.
8000 West Florissant Ave.
St. Louis, MO 63136
Attention: Robert M. Levy
Facsimile No.: (314) 553-1365
Email: bob.levy@emrsn.com
with a copy to:

Emerson Network Power Connectivity Solutions, Inc.
c/o Emerson Electric Co.
8000 West Florissant Ave.
St. Louis, MO 63136
Attention: Michael J. Keating
Facsimile No.: (314) 553-1232
Email: michael.keating@emrsn.com
and a copy to:
Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: William F. Seabaugh
Facsimile No.: (314) 552-8450
Email: wfseabaugh@bryancave.com
if to the Company, to
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, IL 60706
Attention: Mr. Phillip A. Harris
Facsimile No.: (708) 867-4140
Email: aharris@stratoslightwave.com
with a copy to:
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Suite 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Facsimile No.: (303) 592-3140
Email: thomas.stephens@bartlit-beck.com
          Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except as provided in the next sentence, is not intended to confer any rights or remedies on any person other than the parties to this Agreement. The parties to this Agreement expressly intended the provisions of Section 5.9 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by such provision.
          Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 8.7 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of their Affiliates at any time and (b) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Sub.
          Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.
          Section 8.9 Company Letter; Parent Letter. The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company Letter or Parent Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (b) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only to the extent such disclosure would on its face be directly and appropriately responsive to such other Section or subsection.
          Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.12, in addition to any other remedy to which they are entitled at law or in equity.
          Section 8.12 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.
[Remainder of page intentionally left blank; signature page attached.]

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their duly authorized representatives all as of the date first written above.

EMERSON NETWORK POWER CONNECTIVITY SOLUTIONS, INC.

By:	/s/ Robert M. Levy

Name:	Robert M. Levy

Its:	Authorized Representative

EMERSUB C, INC.

By:	/s/ Robert M. Levy

Name:	Robert M. Levy

Its:	President and Authorized Representative

STRATOS INTERNATIONAL, INC.

By:	/s/ Phillip A. Harris

Name:	Phillip A. Harris

Its:	Chief Executive Officer

Annex B
[LETTERHEAD OF CIBC WORLD MARKETS CORP.]
May 11, 2007
The Board of Directors
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706
Members of the Board:
You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Stratos International, Inc. (“Stratos”) as to the fairness, from a financial point of view, to the holders of the common stock of Stratos of the Merger Consideration (as defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Emerson Network Power Connectivity Solutions, Inc. (“Emerson Network”), Emersub C, Inc., a wholly owned subsidiary of Emerson Network (“Merger Sub”), and Stratos. The Merger Agreement provides that, among other things, Merger Sub will be merged with and into Stratos (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Stratos (“Stratos Common Stock”) will be converted into the right to receive $8.00 per share in cash (the “Merger Consideration”).
In arriving at our Opinion, we:
(a)	reviewed a draft dated May 11, 2007 of the Merger Agreement;

(b)	reviewed audited financial statements of Stratos for fiscal years ended April 30, 2006, April 30, 2005 and April 30, 2004, unaudited financial statements of Stratos for the nine months ended January 31, 2007 prepared by the management of Stratos and preliminary unaudited financial statements of Stratos for the three months ended April 30, 2007 prepared by the management of Stratos;

(c)	reviewed financial forecasts and estimates relating to Stratos for the fiscal years ending April 30, 2008 and April 30, 2009 prepared by the management of Stratos;

(d)	held discussions with the senior management of Stratos with respect to the business and prospects of Stratos;

(e)	held discussions, at the direction of Stratos, with selected third parties to solicit indications of interest in a possible acquisition of Stratos and considered the fact that Stratos publicly announced that it would explore its strategic alternatives, including a possible sale of Stratos;

(f)	reviewed historical market prices and trading volumes for Stratos Common Stock;

(g)	reviewed and analyzed certain publicly available financial data for companies that we deemed generally comparable to Stratos;

(h)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

The Board of Directors
Stratos International, Inc.
May 11, 2007

(i)	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(j)	reviewed other public information concerning Stratos; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.
In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Stratos and its employees, representatives and affiliates or otherwise reviewed by us. We have been advised that financial forecasts relating to Stratos beyond the fiscal year ending April 30, 2009 have not been prepared by the management of Stratos and, accordingly, we have not undertaken an analysis of the financial performance of Stratos beyond the fiscal year ending April 30, 2009. With respect to the financial forecasts and estimates relating to Stratos utilized in our analyses, we have assumed, at the direction of the management of Stratos, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Stratos as to the future financial condition and operating results of Stratos. We have assumed, with the consent of Stratos, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Stratos or the Merger. In addition, representatives of Stratos have advised us, and we therefore have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Stratos. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Stratos. We express no view as to, and our Opinion does not address, any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Stratos to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Stratos or the effect of any other transaction in which Stratos might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.
As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
We have acted as financial advisor to Stratos in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. We and our affiliates in the past have provided services to Stratos unrelated to

The Board of Directors
Stratos International, Inc.
May 11, 2007

the Merger, for which services we and our affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Stratos and certain affiliates of Emerson Network for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Stratos Common Stock is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of Stratos in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/ CIBC World Markets Corp.

CIBC WORLD MARKETS CORP.

Annex C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE BOARD OF DIRECTORS OF STRATOS INTERNATIONAL, INC. RECOMMENDS THAT YOU VOTE	Please
“FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.	Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN
To approve and adopt the Agreement and Plan of Merger, dated as of May 14, 2007, among Stratos International, Inc., Emerson Network Power Connectivity Solutions, Inc. and Emersub C, Inc.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time                     , 2007, the last
business day prior to the Special Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/stlw		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call, and follow the instructions.	OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Proxy Statement on the internet at www.stratoslightwave.com.

PROXY CARD
STRATOS INTERNATIONAL, INC.
Special Meeting of Stockholders, [       ], 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF STRATOS INTERNATIONAL, INC.
The undersigned hereby appoints Phillip A. Harris, Barry Hollingsworth and Paul Kudalis and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Stratos International, Inc. Common Stock and Series B Preferred Stock which the undersigned is entitled to vote at the special meeting of Stockholders of Stratos International, Inc., a Delaware corporation, to be held on [       ], 2007, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
PROXIES WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can now access your Stratos International, Inc. account online.
Access your Stratos International, Inc. stockholder account online via Investor ServiceDirect ® (ISD). Mellon Investor Services LLC, Transfer Agent for Stratos International, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
•	View book-entry information
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC